Exhibit 10.8

EXECUTION VERSION

REVOLVING CREDIT

AND

SECURITY AGREEMENT

by and among

WORTHINGTON STEEL, INC.

as a Borrower,

THE GUARANTORS FROM TIME TO TIME PARTY HERETO

THE LENDERS FROM TIME TO TIME PARTY HERETO,

PNC BANK, NATIONAL ASSOCIATION,

as a Lender and Agent

PNC CAPITAL MARKETS LLC,

as a Joint Lead Arranger and Sole Bookrunner

BANK OF AMERICA, N.A.,

as a Joint Lead Arranger and a Syndication Agent

CITIBANK, N.A.,

as a Joint Lead Arranger and a Syndication Agent

AND

WELLS FARGO BANK, N.A.,

as a Joint Lead Arranger and a Syndication Agent

Effective as of November 30, 2023

CUSIP#

Deal: 98210HAA0

Revolver: 98210HAB8

i

III.	INTEREST AND FEES		82
	3.1.	Interest	82
	3.2.	Letter of Credit Fees	82
	3.3.	Facility Fee	84
	3.4.	Fee Letter	84
	3.5.	Computation of Interest and Fees	84
	3.6.	Maximum Charges	84
	3.7.	Increased Costs	85
	3.8.	Alternate Rate of Interest	86
	3.9.	Capital Adequacy	91
	3.10.	Taxes	91
	3.11.	Replacement of Lenders	94

IV.	U.S. COLLATERAL: GENERAL TERMS		95
	4.1.	Security Interest in the U.S. Collateral	95
	4.2.	Perfection of Security Interest	96
	4.3.	Preservation of U.S. Collateral	96
	4.4.	Ownership and Location of U.S. Collateral	97
	4.5.	Defense of Agent’s and Lenders’ Interests	97
	4.6.	Inspection of Premises	98
	4.7.	Appraisals	98
	4.8.	Receivables; Blocked Accounts and Deposit Accounts	99
	4.9.	Inventory	102
	4.10.	[Reserved]	102
	4.11.	Exculpation of Liability	102
	4.12.	Financing Statements	102
	4.13.	Certain Excluded Subsidiaries	102

V.	REPRESENTATIONS AND WARRANTIES		103
	5.1.	Authority	103
	5.2.	Formation and Qualification	103
	5.3.	Survival of Representations and Warranties	103
	5.4.	Tax Returns	104
	5.5.	Financial Statements	104
	5.6.	Entity Names	105
	5.7.	O.S.H.A. Environmental Compliance	105
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	105
	5.9.	Patents, Trademarks, Copyrights and Licenses	107
	5.10.	Licenses and Permits	107
	5.11.	[Reserved]	107
	5.12.	No Event of Default	107
	5.13.	No Burdensome Restrictions	108
	5.14.	No Labor Disputes	108
	5.15.	Margin Regulations	108
	5.16.	Investment Company Act	108
	5.17.	Disclosure	108

	5.18.	Steel Spin-Off	108
	5.19.	[Reserved]	108
	5.20.	[Reserved]	108
	5.21.	[Reserved]	108
	5.22.	Ineligible Securities	108
	5.23.	[Reserved]	109
	5.24.	[Reserved]	109
	5.25.	Commercial Tort Claims	109
	5.26.	Letter of Credit Rights	109
	5.27.	Material Contracts	109
	5.28.	[Reserved]	109
	5.29.	Senior Debt Status	109
	5.30.	Sanctions and other Anti-Terrorism Laws	109
	5.31.	Anti-Corruption Laws	109

VI.	AFFIRMATIVE COVENANTS		109
	6.1.	Compliance with Laws	109
	6.2.	Conduct of Business and Maintenance of Existence and Assets	110
	6.3.	Books and Records	110
	6.4.	Payment of Taxes	110
	6.5.	Preservation of Existence, Etc	110
	6.6.	[Reserved]	110
	6.7.	Visitation Rights	111
	6.8.	Use of Proceeds	111
	6.9.	Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws	111
	6.10.	Financial Covenants	112
	6.11.	Insurance	112
	6.12.	Payment of Indebtedness and Leasehold Obligations	113
	6.13.	Environmental Matters	113
	6.14.	Standards of Financial Statements	113
	6.15.	[Reserved]	113
	6.16.	Execution of Supplemental Instruments	113
	6.17.	Government Receivables	113
	6.18.	Depository Accounts; Blocked Account Agreements	114
	6.19.	Keepwell	114
	6.20.	Additional Subsidiaries	114

VII.	NEGATIVE COVENANTS		115
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	115
	7.2.	Creation of Liens	117
	7.3.	Guarantees	117
	7.4.	Investments	117
	7.5.	[Reserved]	117
	7.6.	[Reserved]	117
	7.7.	Dividends and Repurchases	117
	7.8.	Indebtedness	119
	7.9.	Nature of Business	119

	7.10.	Transactions with Affiliates	119
	7.11.	Prepayment of Junior Indebtedness	120
	7.12.	[Reserved]	120
	7.13.	Fiscal Year and Accounting Changes	120
	7.14.	[Reserved]	120
	7.15.	Amendment of Organizational Documents	120
	7.16.	Compliance with ERISA; Canadian Pension Plans	121
	7.17.	[Reserved]	121
	7.18.	Anti-Corruption Laws	121

VIII.	CONDITIONS PRECEDENT		121
	8.1.	Conditions to Initial Advances	121
	8.2.	Conditions to Each Advance	124

IX.	INFORMATION AS TO LOAN PARTIES		124
	9.1.	Disclosure of Material Matters	125
	9.2.	Schedules	125
	9.3.	Environmental Reports	125
	9.4.	Litigation	125
	9.5.	Material Occurrences	126
	9.6.	[Reserved]	126
	9.7.	Annual Financial Statements	126
	9.8.	Quarterly Financial Statements	126
	9.9.	Borrowing Base Certificates	127
	9.10.	SEC Reports; Shareholder Communications	127
	9.11.	Additional Information	127
	9.12.	Projected Operating Budget	128
	9.13.	[Reserved]	128
	9.14.	Notice of Suits, Adverse Events	128
	9.15.	ERISA Notices and Requests	128
	9.16.	Additional Documents	129
	9.17.	Updates to Certain Schedules	129

X.	EVENTS OF DEFAULT		129
	10.1.	Nonpayment	130
	10.2.	Breach of Representation	130
	10.3.	Financial Information	130
	10.4.	[Reserved]	130
	10.5.	Noncompliance	130
	10.6.	Judgments	130
	10.7.	Bankruptcy	130
	10.8.	[Reserved]	131
	10.9.	Lien Priority	131
	10.10.	[Reserved]	131
	10.11.	Cross Default	131
	10.12.	Breach of Guaranty	131
	10.13.	Change of Control	131

	10.14.	Invalidity	131
	10.15.	Seizures	131
	10.16.	[Reserved]	132
	10.17.	Pension Plans	132

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		132
	11.1.	Rights and Remedies	132
	11.2.	Agent’s Discretion	133
	11.3.	Setoff	133
	11.4.	Rights and Remedies not Exclusive	133
	11.5.	Allocation of Payments After Event of Default	133

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		135
	12.1.	Waiver of Notice	135
	12.2.	Delay	135
	12.3.	Jury Waiver	135

XIII.	EFFECTIVE DATE AND TERMINATION		135
	13.1.	Term	135
	13.2.	Termination	135

XIV.	REGARDING AGENT		136
	14.1.	Appointment	136
	14.2.	Nature of Duties	136
	14.3.	Lack of Reliance on Agent	137
	14.4.	Resignation of Agent; Successor Agent	137
	14.5.	Certain Rights of Agent	138
	14.6.	Reliance	138
	14.7.	Notice of Default	138
	14.8.	Indemnification	138
	14.9.	Agent in its Individual Capacity	139
	14.10.	Delivery of Documents	139
	14.11.	Loan Parties’ Undertaking to Agent	139
	14.12.	No Reliance on Agent’s Customer Identification Program	139
	14.13.	Other Agreements	139
	14.14.	Erroneous Payments	140
	14.15.	Non-Lender Commodity Hedge Providers	142

XV.	BORROWING AGENCY		142
	15.1.	Borrowing Agency Provisions	142
	15.2.	Waiver of Subrogation	143
	15.3.	Common Enterprise	143

XVI.	MISCELLANEOUS		144
	16.1.	Governing Law	144
	16.2.	Entire Understanding	144
	16.3.	Successors and Assigns; Participations; Incremental Lenders	147

v

	16.4.	Application of Payments	150
	16.5.	Indemnity	150
	16.6.	Notice	151
	16.7.	Survival	153
	16.8.	Severability	153
	16.9.	Expenses	153
	16.10.	Injunctive Relief	154
	16.11.	Consequential Damages	154
	16.12.	Captions	154
	16.13.	Counterparts; Facsimile Signatures	154
	16.14.	Construction	154
	16.15.	Confidentiality; Sharing Information	154
	16.16.	Publicity	155
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act	155
	16.18.	[Reserved]	156
	16.19.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions Contractual Recognition of Bail-In	156
	16.20.	No Advisory or Fiduciary Responsibility	157
	16.21.	Acknowledgement Regarding Any Supported QFCs	157

XVII.	GUARANTY		158
	17.1.	Guaranty	158
	17.2.	Waivers	158
	17.3.	No Defense	159
	17.4.	Guaranty of Payment	159
	17.5.	Liabilities Absolute	160
	17.6.	Waiver of Notice	161
	17.7.	Agent’s Discretion	161
	17.8.	Reinstatement	161

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 1.2(b)	Non-Lender Commodity Hedge Provider Letter
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.2(b)	Loan Request
Exhibit 2.4(a)	Swing Loan Note
Exhibit 2.24	Lender Joinder
Exhibit 2.25	Notice of Banking Services and Lender Provided Hedges
Exhibit 6.20(a)	Borrower Joinder
Exhibit 6.20(b)	Guarantor Joinder
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule EE	Eligible Equipment
Schedule 1.1	Commitments
Schedule 1.2	Permitted Encumbrances
Schedule 1.3	Permitted Investments
Schedule 2.1	Extended Term Customers
Schedule 4.4	Collateral Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(k)	Deposit Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental Matters
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 7.3	Guarantees
Schedule 7.10	Transactions with Affiliates

REVOLVING CREDIT AND SECURITY AGREEMENT

This Revolving Credit and Security Agreement (this “Agreement”), dated as of November 30, 2023, is entered into among WORTHINGTON STEEL, INC., an Ohio corporation (“Worthington Steel”), and each other Person joined hereto as a borrower from time to time (together with Worthington Steel, collectively, “Borrowers”, and each a “Borrower”), Guarantors (as defined herein) now or which hereafter become a party hereto, the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Loan Parties shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Loan Parties after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Adjustment Date” shall have the meaning set forth in the definition of “Applicable Margin”.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(B)(iii) hereof.

“Advances” shall mean, collectively, all Revolving Advances, Letters of Credit, Swing Loans and Protective Advances.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of Daily Simple SOFR in effect on such day plus one percent (1.0%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, that if the Alternate Base Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and any other similar anti-corruption laws or regulations administered or enforced in any jurisdiction in which any Borrower or any of their respective Subsidiaries conduct business.

“Anti-Terrorism Laws” shall mean any Law in force or hereinafter enacted related to (x) terrorism, (y) money laundering, or (z) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Canadian government or other relevant sanctions authority (sanctions or trade embargoes as described in this clause (z) are, collectively, referred to as “Sanctions”), including the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. Seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b and CAML.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal, provincial, territorial and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body relating thereto, and all orders, judgments and decrees of all courts and arbitrators relating thereto.

“Applicable Margin” shall mean: (a) the percentage spread to be added to Revolving Advances consisting of Domestic Rate Loans and Swing Loans based upon the Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Margins for Domestic Rate Loans”; and (b) the percentage spread to be added to Revolving Advances consisting of Term SOFR Rate Loans based upon the Average Undrawn Availability for the most recently ended fiscal quarter according to the pricing grid set forth below under the heading “Applicable Margins for Term SOFR Rate Loans”. Notwithstanding the foregoing, the Applicable Margin as of the Closing Date shall be based upon the percentages associated with Level II pricing in the pricing grid below, and such applicable Margin shall remain in effect until the first Adjustment Date following May 31, 2024.

After May 31, 2024, effective as of the date on which the Borrowing Base Certificate required under Section 9.9 with respect to the most recently completed fiscal quarter (each such Borrowing Base Certificate referred to herein as the “Quarter-End Borrowing Base Certificate”) is due to be delivered (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Average Undrawn Availability (based on the Quarter-End Borrowing Base Certificate then delivered) for the most recently completed fiscal quarter prior to the applicable Adjustment Date:

LEVEL	AVERAGE UNDRAWN AVAILABILITY	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS (Revolving Advances and Swing Loans)	APPLICABLE MARGINS FOR TERM SOFR RATE LOANS (Revolving Advances)	LETTER OF CREDIT FEE
I	Greater than or equal to 66.66% of the Maximum Revolving Advance Amount	.25%	1.25%	1.25%
II	Less than 66.66% but greater than or equal to 33.33% of the Maximum Revolving Advance Amount	.50%	1.50%	1.50%
III	Less than 33.33% of the Maximum Revolving Advance Amount	.75%	1.75%	1.75%

If Borrowers shall fail to deliver a Quarter-End Borrowing Base Certificate required under Section 9.9 by the dates required pursuant to such section, the Applicable Margin for each type of Advance shall be conclusively presumed to equal the percentages associated with Level III of the pricing grid set forth above until the date of delivery of such Quarter-End Borrowing Base Certificate, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected on such Quarter-End Borrowing Base Certificate.

If, as a result of any restatement of, or other adjustment to, the Quarter-End Borrowing Base Certificate or for any other reason, Agent determines that (a) the Average Undrawn Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Average Undrawn Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the

Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances and/or the amount of the fees accruing for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Average Undrawn Availability would have resulted in a lower interest rate and/or fees (as applicable) for such period, then the Lenders shall credit Borrowers’ future interest payment obligations by an amount equal to the amount by which (1) interest and fees that were paid for such period, exceeds (2) interest and fees that should have been paid for such period; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Average Undrawn Availability would have resulted in a higher interest rate and/or fees (as applicable) for one or more periods and a lower interest rate and/or fees (as applicable) for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above or by Lenders pursuant to clause (ii) above, as applicable, shall be based upon the excess, if any, of the amount of interest and fees that should have been paid for all applicable periods over the amounts of interest and fees actually paid for such periods.

“Applicable Unused Line Fee Percentage” shall mean (a) as of the Closing Date and through and including February 29, 2024, an amount equal to 0.375%, and (b) after February 29, 2024, as of each Adjustment Date thereafter, the Applicable Unused Line Fee Percentage shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Average Undrawn Availability (based on the Quarter-End Borrowing Base Certificate then delivered) for the most recently completed fiscal quarter prior to the applicable Adjustment Date:

Level	Average Undrawn Availability	Applicable Unused Line Fee Percentage
1	Greater than or equal to 50% of the Maximum Revolving Advance Amount	0.375%
2	Less than 50% of the Maximum Revolving Advance Amount	0.25%

If Borrowers shall fail to deliver a Quarter-End Borrowing Base Certificate required under Section 9.9 by the dates required pursuant to such section, the Applicable Unused Line Fee Percentage shall be conclusively presumed to equal the percentage associated with Level 1 of the pricing grid set forth above until the date of delivery of such Quarter-End Borrowing Base Certificate, at which time the rate will be adjusted based upon the Average Undrawn Availability reflected on such Quarter-End Borrowing Base Certificate.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Authorized Officer” shall mean the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Controller or any Executive Vice President of each Loan Party or such other individuals, designated by written notice from a Loan Party (and reasonably acceptable to Agent), authorized to execute notices, reports and other documents on behalf of such Loan Party required hereunder.

“Average Undrawn Availability” shall mean, as of any date of determination, the sum of Undrawn Availability for each of the calendar days in the previous fiscal quarter, divided by the actual number of calendar days in such previous fiscal quarter.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Agreement” shall mean any blocked account agreement or deposit account control agreement, in each case, in form and substance satisfactory to Agent in its Permitted Discretion, entered into by the applicable Loan Parties, Agent and the bank at which the applicable Blocked Account is located, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrower Joinder” shall mean a joinder by a Person as a Borrower under this Agreement and the Other Documents in the form of Exhibit 6.20(a).

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean Worthington Steel.

“Borrowing Base” shall have the meaning set forth in Section 2.1(a) hereof.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by an Authorized Officer of Borrowing Agent and delivered to Agent, appropriately completed, by which such officer shall certify to Agent, among other things, the Borrowing Base and the Undrawn Availability as of the date of such certificate and all calculations with respect to the foregoing.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Pittsburgh, Pennsylvania; provided that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, then “Business Day” shall mean any such day that is also a U.S. Government Securities Business Day.

“CAML” shall mean the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), Part II.I of the Criminal Code (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.

“Canadian Collateral” shall mean “Collateral” (as defined in the Canadian Security Agreement).

“Canadian Defined Benefit Pension Plan” shall mean any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the ITA.

“Canadian Dollars” and the sign “CA$” shall mean the lawful money of Canada.

“Canadian Guarantor” and “Canadian Guarantors” shall mean Tempel Canada Company and any other Person organized under the laws of Canada or a province or territory thereof which is a Guarantor on the date hereof or joined hereto as a Guarantor from time to time and further includes each of their respective successors and permitted assigns.

“Canadian Loan Parties” shall mean, collectively, the Canadian Guarantors and their respective successors and permitted assigns; each a “Canadian Loan Party”.

“Canadian Multi-Employer Pension Plan” shall mean a multi-employer plan within the meaning of the regulations under the ITA, or a “multi-employer pension plan” under the Pension Benefits Act (Ontario) or a similar plan under any other applicable pension standards legislation in Canada, in each case to which a Loan Party or any Subsidiary thereof contributes for its employees or former employees employed in Canada and which are not sponsored or maintained by a Loan Party or any Subsidiary thereof.

“Canadian Pension Event” shall mean (a) any Loan Party or any Subsidiary thereof or a Governmental Body shall directly or indirectly terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Defined Benefit Pension Plan; (b) any Loan Party or any Subsidiary thereof shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Defined Benefit Pension Plan within the time period set out in applicable laws or fail to make a required contribution under any Canadian Pension Plan which could result in the imposition of a Lien upon the assets of any Loan Party or any Subsidiary thereof; (c) any Loan Party or any Subsidiary thereof makes any improper withdrawals or applications of assets of a Canadian Pension Plan; (d) any statutory deemed trust or Lien arises on the assets of any Loan Party or any Subsidiary thereof as a result of a failure to make contributions in respect of a Canadian Pension Plan or Canadian Multi-Employer Pension Plan when such contributions are due and owing; or (e) the termination of, or withdrawal of any Loan Party or any Subsidiary thereof from, a Canadian Multi-Employer Pension Plan where any additional contributions beyond what is required under the terms of the applicable collective agreement by such Loan Party or Subsidiary thereof are triggered by such termination or withdrawal.

“Canadian Pension Plans” shall mean each pension plan required to be registered under Canadian federal or provincial pension standards legislation that is administered or contributed to by a Loan Party or any Subsidiary of any Loan Party for its employees or former employees, but does not include the Canadian Multi-Employer Pension Plans, or any statutory pension plan, including the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Security Agreement” shall mean (a) the Canadian pledge and security agreement dated the date hereof, governed by the laws of the Province of Ontario, between the Canadian Guarantor and the Agent as amended, restated, supplemented, replaced or otherwise modified from time to time; and (b) any other Canadian pledge agreement governed by the laws of Canada or any of the Provinces or Territories therein, entered into from time to time in respect of this Agreement, as amended, restated, supplemented or other modified from time to time.

“Canadian Security Documents” shall mean, collectively, the following agreements, documents and instruments governed by the laws of Canada or any province or territory thereof (in each case together with all amendments, modifications, supplements, renewals, extensions, restatements, substitutions and replacements thereto and thereof): (a) any guarantee, control or security agreement by a Canadian Loan Party in favor of Agent, including the Canadian Security Agreement, (b) any intellectual property security agreement between a Canadian Loan Party and Agent, and (c) any deed of hypothec by a Canadian Loan Party in favor of Agent.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures. “Capital Expenditures” shall include the total principal portion of Capitalized Lease Obligations.

“Capitalized Lease Obligation” shall mean, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding anything to the contrary contained in this definition of “Capitalized Lease Obligation”, all obligations of Borrowers and their Subsidiaries that are or would have been treated as operating leases as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as capital or finance leases hereunder due to such issuance, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations or finance lease obligations in the financial statements (provided that all financial statements delivered to Agent in accordance with the terms of this Agreement after the date of such accounting change shall be accompanied by a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

“Cash Collateralize” shall mean to pledge and deposit with or deliver to Agent, for the benefit of Issuer and Lenders, as collateral for the Maximum Undrawn Amount for the outstanding Letters of Credit in accordance with Section 3.2(b), cash or deposit account balances pursuant to documentation satisfactory to Agent and Issuer (which documents are hereby consented to by Lenders).

“Cash Dominion Period” shall mean each period commencing upon the occurrence of Cash Dominion Trigger Event described in clause (a) of the definition thereof and ending upon the occurrence of a Cash Dominion Trigger Satisfaction Event described in clause (a) of the definition thereof.

“Cash Dominion Trigger Event” shall mean (a) with respect to all Blocked Accounts other than Mexican Deposit Accounts, the occurrence of either of the following: (i) the occurrence of an Event of Default, or (ii) Undrawn Availability being less than the greater of (y) 10% of the Line Cap or (z) $41,250,000 for a period five (5) consecutive Business Days, and (b) with respect Mexican Deposit Accounts, the occurrence of an Event of Default.

“Cash Dominion Trigger Satisfaction Event” shall mean, (a) with respect to all Blocked Accounts other than Mexican Deposit Accounts, subsequent to the occurrence of a Cash Dominion Trigger Event, the occurrence of the following: (i) no Event of Default then exists or is continuing, and (ii) solely if a Cash Dominion Trigger Event was triggered pursuant to clause (ii) of the definition thereof, Undrawn Availability is greater than or equal to the greater of (y) 10% of the Line Cap or (z) $41,250,000 for a period of 30 consecutive days, and (b) with respect to Mexican Deposit Accounts, no Event of Default then exists or is continuing.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean, other than in connection with the Steel Spin-Off Transactions, (i) any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of Worthington Steel or any Subsidiary of Worthington Steel or any trustee or fiduciary with respect to any such plan when acting in such capacity) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 35% or more of the voting Equity Interests of Worthington Steel, or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation), upon the Collateral, any Loan Party or any of its Affiliates.

“Chattel Paper” shall have the meaning given to that term in the Uniform Commercial Code.

“Closing Date” shall mean November 30, 2023.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean, collectively, the U.S. Collateral, the Canadian Collateral and the Mexican Collateral.

“Collateral Access Agreement” shall mean any landlord waiver or other agreement, in form and substance satisfactory to Agent in its Permitted Discretion, between Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is or may be located as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Commercial Tort Claims” shall have the meaning given to that term in the Uniform Commercial Code.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent in its Permitted Discretion by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Commodity Hedge” shall mean any price protection agreement, swap, option, forward, cap, floor, collar or other similar agreement or transaction related to commodity products, or any combination of such transactions, and entered into by any Loan Party or any Subsidiary of any Loan Party pursuant to an ISDA master agreement (in each case, as the same may be amended, modified, supplemented or restated from time to time).

“Commodity Hedge Liabilities” shall have the meaning set forth in the definition of “Lender Provided Commodity Hedge”.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by an Authorized Officer of Worthington Steel.

“Conforming Changes” shall mean, with respect to the Term SOFR Rate, Daily Simple SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate, Daily Simple SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Term SOFR Rate, Daily Simple SOFR or the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory, provided, that for the avoidance of doubt, “Consigned Inventory” does not include Inventory in possession of a bailee (as defined in Article 7 of the UCC).

“Consolidated EBITDA” for any period of determination shall mean the sum, without duplication, of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state, local, foreign income, value added and similar taxes, plus (d) any non-cash non-recurring items of loss with respect to such fiscal period not already included hereunder (provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from consolidated net income in calculating Consolidated EBITDA), plus (e) depreciation expenses for such period, plus (f) amortization expenses for such period, plus (g) any writedown of goodwill, long-lived asset, or intangible asset impairment (in each case, other than in respect of Receivables, Inventory and Eligible Equipment), in each case of the Worthington Steel and its Subsidiaries, minus (h) any non-cash gain with respect to such fiscal period provided, that, there shall be excluded from the calculation of Consolidated EBITDA:

(i) the income (or loss) and any another amount attributable to any Subsidiary of Worthington Steel that is not a Wholly Owned Subsidiary, except to the extent of any such income that is actually received by a Loan Party in the form of cash dividends or other cash distributions during such period,

(ii) the income (or loss) and any another amount attributable to any Wholly Owned Subsidiary of Worthington Steel that is not a Loan Party, except that such income (or loss) and other amounts attributable to all such Persons shall be included in the calculation of Consolidated EBITDA in an amount equal to the lesser of:

(A) the Consolidated EBITDA attributable to all such Persons for such period; provided that if such amount is a negative number, then for purposes of this clause (A) in no event shall such amount be less than (X) $0 minus (if the amount in the following clause (Y) is a positive number) or plus (if the amount in the following clause (Y) is a negative number) (Y) 5% of Consolidated EBITDA for Worthington Steel and its Subsidiaries for such period (calculated by excluding the Consolidated EBITDA attributable to any Wholly Owned Subsidiary of Worthington Steel that is not a Loan Party), and

(B) an aggregate amount for all such Persons equal to the sum of (1) 5% of Consolidated EBITDA for Worthington Steel and its Subsidiaries for such period (calculated by excluding the Consolidated EBITDA attributable to any Wholly Owned Subsidiary of Worthington Steel that is not a Loan Party), plus (2) the aggregate amount of cash dividends or other cash distributions made by all such Persons that are actually received by a Loan Party during such period, and

(iii) the income of any Subsidiary of Worthington Steel to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

If Worthington Steel or any Subsidiary makes a material acquisition or divestiture, in either case to the extent permitted pursuant to this Agreement, if applicable, during any period for which Consolidated EBITDA is measured, then for purposes of determining the Fixed Charge Coverage Ratio, the Fixed Charge Coverage Ratio shall be adjusted for the period of time prior to the date of such acquisition or divesture by adding the historical financial results for such period of the Person or assets acquired or deleting that portion of the financial results of Worthington Steel and its Subsidiaries for such period attributable to the Person or assets divested, all as reasonably determined by Worthington Steel and certified to Agent and Lenders.

“Consolidated Funded Debt” shall mean, with respect to Worthington Steel and its Subsidiaries (other than any Subsidiaries excluded from the calculation of Consolidated EBITDA) on any applicable date of determination, without duplication, all Indebtedness for borrowed money and Indebtedness evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from its date of incurrence, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Indebtedness consisting of guaranties of Indebtedness of other Persons.

“Consolidated Net Leverage Ratio” shall mean, on any applicable date of determination, the ratio of (a) the difference of Consolidated Funded Debt as of the end of the most recently ended fiscal quarter for which financial reporting has been furnished in accordance with the terms and provisions of Section 9.8, to (b) Consolidated EBITDA for the four (4) consecutive fiscal quarters ending as of the most recently ended fiscal quarter for which financial reporting has been furnished in accordance with the terms and provisions of Section 9.8.

“Consolidated Tangible Assets” shall mean total assets minus intangible assets in each case determined and consolidated for Worthington Steel and its Subsidiaries in accordance with GAAP.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Control” shall mean, with respect to a Person, the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, voting power, contract or otherwise.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Covenant Trigger Event” shall mean the occurrence of the following: Undrawn Availability being less than the greater of (y) 10% of the Line Cap or (z) $41,250,000.

“Covenant Trigger Satisfaction Event” shall mean, subsequent to the occurrence of a Covenant Trigger Event, the occurrence of the following: Undrawn Availability is greater than or equal to the greater of (y) 10% of the Line Cap or (z) $41,250,000 for a period of 30 consecutive days.

“Covered Compliance Entity” shall mean each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral.

“Customer” shall mean and include any Person obligated under any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), the interest rate per annum determined by Agent (rounded upwards, at Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to Borrowers, effective on the date of any such change.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage, or any Incremental Revolving Credit Commitment, as applicable, of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event or a Bail-In Action; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all Lenders.

“Deposit Accounts” shall have the meaning given to that term in the Uniform Commercial Code.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Customer” shall mean, at any time of determination, any Customer (other than a Customer that maintains its chief executive office in or is organized under the laws of Mexico) with a rating of (a) if such Customer is rated by both Moody’s and Standard & Poor’s, “Baa3” or higher from Moody’s and “BBB-” or higher from Standard & Poor’s, or (b) if such Customer is not rated by both Moody’s and Standard & Poor’s, such Customer is rated “BBB-” or higher from Fitch and is rated (x) “Baa3” or higher from Moody’s, or (y) “BBB-” or higher from Standard & Poor’s.

“Designated Customers Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(B)(i).

“Dilution” means, as of any date of determination, an amount, expressed as a percentage, equal to (a) the Dollar amount of non-cash reductions to Loan Parties’ Receivables, including bad debt write-downs, discounts, volume rebates, credits, or other dilutive items as determined by the Agent’s most recent field exam (or as otherwise determined by Agent from time to time) during the most recently ended period of twelve (12) fiscal months, divided by (b) Loan Parties’ billings with respect to Receivables during such period.

“Dilution Reserve” means (i) with respect to Receivables owing from Designated Customers, an amount equal to 1% for each percent or fraction thereof that Dilution exceeds 0% with respect to such Receivables, plus (ii) with respect to all other Receivables, an amount equal to 1% for each percent or fraction thereof that Dilution exceeds 5% with respect to such Receivables.

“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale; provided that such “change of control” or asset sale results in the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof)), or are redeemable at the option of the holder thereof, in whole or in part, on or prior to the date which is 91 days following the last day of the Term (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof)), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date which is 91 days following the last day of the Term, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof).

“Disqualified Institution” means, on any date, (a) any Person designated by Borrowing Agent as a “Disqualified Institution” by written notice delivered to Agent on or prior to the Closing Date and (b) any other Person that is any Person that is an operating company and is engaged primarily in the same or similar business as any one or more Loan Party or any of their respective Subsidiaries or joint ventures, which Person has been designated by Borrowing Agent as a “Disqualified Institution” by written notice to Agent not less than five (5) Business Days prior to such date (without retroactive effect); provided that “Disqualified Institutions” shall exclude any Person that Borrowing Agent has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time.

“Document” or “Documents” shall have the meaning given to that term in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Guarantor” shall mean any Guarantor organized under the laws of any state of the United States of America or the District of Columbia.

“Domestic Loan Party” shall mean any Loan Party organized under the laws of any state of the United States of America or the District of Columbia.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiary” shall mean any Subsidiary organized under the laws of any state of the United States of America or the District of Columbia.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Effective Federal Funds Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Electronic Chattel Paper” shall have the meaning given to that term in the Uniform Commercial Code.

“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Domestic In-Transit Inventory” shall have the meaning set forth in clause (c) of the definition of “Eligible Inventory”.

“Eligible Equipment” shall mean and include with respect to each Domestic Loan Party and Canadian Loan Party, all such Equipment owned by such Loan Party that (i) Borrowing Agent has requested be included in Eligible Equipment and as set forth on Schedule EE (such Schedule EE to be satisfactory to Agent in its Permitted Discretion) to be delivered by Borrowing Agent to Agent in connection with the Eligible Equipment Option Exercise, if any, (ii) is not ineligible based on the criteria set forth below, provided that such criteria may be revised (subject to Section 16.2(b)(ix)) from time to time in Agent’s Permitted Discretion upon five (5) Business Days’ prior written notice to Borrowing Agent, (iii) has been the subject of an appraisal acceptable to Agent in its Permitted Discretion, and (iv) is subject to a perfected, first priority security interest in favor of Agent (for the benefit of Lenders), free of all Liens of any other Person (other than Permitted Encumbrances); provided, however, notwithstanding the foregoing, no Equipment may be Eligible Equipment to the extent such Equipment consists of:

(a) Equipment which is not in good working order and condition (ordinary wear and tear excepted) or does not comply, in all material respects, with all applicable requirements of any applicable Law with respect to the use and operation of such Equipment;

(b) spare parts for Equipment;

(c) Equipment situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of Agent a Collateral Access Agreement (or after establishment of Reserves by Agent in its Permitted Discretion);

(d) Equipment to which neither a Domestic Loan Party nor a Canadian Loan Party has good, valid, and marketable title;

(e) Equipment which has become part of any Real Property or is otherwise a fixture;

(f) Equipment located outside the United States of America or Canada; or

(g) Equipment the use and operation of which requires proprietary software that is not freely assignable or otherwise freely available to, and freely transferable by, Agent.

“Eligible Equipment Option Exercise” shall mean the: (i) delivery to Agent of the written election by Borrowing Agent (a) to include Eligible Equipment in the Borrowing Base together with Schedule EE listing such applicable Equipment and (b) certifying that no Default or Event of Default has occurred and is continuing and (ii) receipt by Agent of an appraisal with respect to Eligible Equipment, in form and substance satisfactory to Agent in its Permitted Discretion.

“Eligible Inventory” shall mean and include with respect to each Domestic Loan Party and Canadian Loan Party, Inventory of such Loan Party, including work in process, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which is not ineligible based on the criteria set forth below, provided that such criteria may be revised (subject to Section 16.2(b)(ix)) from time to time in Agent’s Permitted Discretion upon five (5) Business Days’ prior written notice to Borrowing Agent. Inventory of any Loan Party shall not be Eligible Inventory if it:

(a) is not owned by such Loan Party free and clear of all Liens and ownership rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Loan Party’s performance with respect to that Inventory) except the Liens in favor of Agent, on behalf of itself and Lenders, and other Permitted Encumbrances (or Agent has established Reserves in its Permitted Discretion);

(b) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof;

(c) is (i) Foreign In-Transit Inventory or (ii) in-transit within the United States or Canada unless, in the case of this clause (ii), such Inventory is in transit to a location leased (so long as such leased location complies with clause (h) below) or owned by a Loan Party in the

United States or Canada (Inventory satisfying the requirements of this clause(c)(ii), “Eligible Domestic In-Transit Inventory”);

(d) is located outside the continental United States or Canada or at a location that is not otherwise in compliance with this Agreement;

(e) constitutes Consigned Inventory;

(f) is the subject of an Intellectual Property Claim;

(g) is subject to a License Agreement that limits, conditions or restricts the applicable Loan Party’s or Agent’s right to sell or otherwise dispose of such Inventory, unless such license is freely assignable to Agent or Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement (or Agent shall agree otherwise in its Permitted Discretion after establishing Reserves against the Borrowing Base with respect thereto as Agent shall deem appropriate in its Permitted Discretion (provided, that no such Reserves shall be established if Agent does not agree to consider such Inventory to be Eligible Inventory)); provided, that, any Inventory that would otherwise be Eligible Inventory but for a License Agreement being in place pursuant to this clause (g) shall not be considered ineligible before the date that is sixty (60) days after the Closing Date (or such later date as Agent may agree in its Permitted Discretion);

(h) is situated at a location not owned by a Loan Party unless the owner or occupier of such location has executed in favor of Agent a Collateral Access Agreement (or Agent has established Reserves in its Permitted Discretion), provided, that, any Inventory that would otherwise be Eligible Inventory but for a Collateral Access Agreement being in place pursuant to this clause (h) shall not be considered ineligible before the date that is sixty (60) days after the Closing Date (or such later date as Agent may agree in its Permitted Discretion);

(i) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except (i) those in favor of Agent, (ii) Permitted Encumbrances, or (iii) those in favor of landlords, carriers, bailees or warehousemen, as applicable, to the extent such Inventory complies with clause (h) of this definition;

(j) consists of display items or packing or shipping materials, manufacturing supplies or replacement parts;

(k) is not of a type held for sale in the ordinary course of any Loan Party’s business;

(l) breaches any of the representations or warranties, in any material respect (without duplication of any materiality qualifiers), pertaining to Inventory of such Loan Party set forth in this Agreement or in any of the Other Documents; or

(m) consists of either Hazardous Materials or goods, in each case, that can be transported or sold only with licenses that are not readily available.

“Eligible Mexican Receivables” shall have the meaning set forth in subsection (g) of the definition of “Eligible Receivables”.

“Eligible Receivables” shall mean and include with respect to each Loan Party, each Receivable of such Loan Party arising in the ordinary course of business and which is not ineligible based on the criteria set forth below, provided that such criteria may be revised (subject to Section 16.2(b)(ix)) from time to time in Agent’s Permitted Discretion upon five (5) Business Days’ prior written notice to Borrowing Agent. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence acceptable to Agent in its Permitted Discretion. In addition, no Receivable of a Loan Party shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Loan Party to an Affiliate of any Loan Party or to a Person controlled by an Affiliate of any Loan Party;

(b) (i) in the case of Extended Terms Customers, it is due or unpaid more than one hundred fifty (150) days after the original invoice date or sixty (60) days after the original due date, and (ii) in the case of all other Customers, it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder because such Receivables from such Customer do not meet clause (b) of this definition;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect (without duplication of any materiality qualifiers);

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is to a Customer that (i) maintains its chief executive office outside of the United States of America, Canada (other than any province or territory of Canada that has not adopted the Personal Property Security Act (Ontario) or other applicable legislation with respect to personal property security in effect in a province or territory other than Ontario) or Mexico or (ii) is not organized under the applicable law of the United States of America, Canada (other than any province or territory of Canada that has not adopted the Personal Property Security Act (Ontario) or other applicable legislation with respect to personal property security in effect in a province or territory other than Ontario) or Mexico, unless, in each case, the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale is to a Customer that maintains its chief executive office in Mexico or is organized under the applicable law of Mexico, unless (i) such Customer is a Subsidiary of a Customer that is organized under the applicable law of the United States of America or (ii) such Receivable is credit insured (the insurance carrier, amount and terms of such insurance shall be acceptable to Agent in its Permitted Discretion and shall name Agent as beneficiary or loss payee, as applicable) (a Receivable satisfying the requirements of this clause (g), an “Eligible Mexican Receivable”);

(h) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(i) Agent believes, in its Permitted Discretion after consultation with Borrowing Agent, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(j) the Customer is the United States of America or Canada, any state or any department, agency or instrumentality of any of them, unless the applicable Loan Party assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the Financial Administration Act (Canada) or any similar provincial or territorial statute or has otherwise complied with other applicable statutes or ordinances;

(k) the goods giving rise to such Receivable have not been shipped or the services giving rise to such Receivable have not been performed by the applicable Loan Party or the Receivable otherwise does not represent a final sale;

(l) the Receivable is paid or payable to a Mexican Deposit Account;

(m) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Loan Party or the Receivable is contingent in any respect or for any reason;

(n) the Customer is a Sanctioned Person;

(o) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed, but only the extent of the amount returned, rejected, repossessed or disputed;

(p) such Receivable is not payable to a Loan Party;

(q) such Receivable is owing by a Customer to the extent the aggregate amount of Receivables owing from any such Customer and its Affiliates to the Loan Parties exceeds 30.0% of the aggregate Eligible Receivables, but, in the case of any Receivables contemplated by this clause (q), only to the extent of such excess; or

(r) such Receivable is subject to a Permitted Supply Chain Financing or is otherwise owed by a Customer that is party to a Permitted Supply Chain Financing.

“Embargoed Property” shall mean any property (a) beneficially owned, directly or indirectly, by a Sanctioned Person; (b) that is due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any ownership interest; (d) that is located in a Sanctioned

Jurisdiction; or (e) that otherwise would cause any actual or possible violation by Lenders or Agent of any applicable Anti-Terrorism Law if Lenders were to obtain an encumbrance on, lien on, pledge of, or security interest in such property or provide services in consideration of such property.

“Environmental Complaint” shall have the meaning set forth in Section 9.3 hereof.

“Environmental Laws” shall mean all federal, state, provincial, territorial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, provincial, territorial, international and local governmental agencies and authorities with respect thereto, provided, that, for the avoidance of doubt, Environmental Laws do not include Federal Occupational Health and Safety Act compliance.

“EPCRS” shall mean the Employee Plans Compliance Resolution System established by the Internal Revenue Service under Revenue Procedure 2013-12, modified by Revenue Procedure 2015-27 and as further modified or amended by any successor guidance thereto as from time to time in effect.

“Equipment” shall have the meaning given to that term in the Uniform Commercial Code.

“Equipment Advance Amount” shall mean:

(a) on the date on which the Eligible Equipment Option Exercise has occurred, the least of (the “Initial Cap Amount”):

(i) the sum of (A) $75,000,000.00, plus (B) an amount equal to 13.6% of all Incremental Revolving Credit Increases that have occurred as of such date in accordance with Section 2.24, minus (C) an amount equal to 13.6% of all permanent reductions to the Maximum Revolving Advance Amount that have occurred as of such date,

(ii) subject to Section 2.1(b), 85% of the appraised net orderly liquidation value of Eligible Equipment as of such date, and

(iii) an amount equal to 15% of the Borrowing Base at such time (calculated after giving effect to the inclusion of Eligible Equipment in the Borrowing Base), and

(b) after the date on which the Eligible Equipment Option Exercise has occurred, the Equipment Advance Amount shall be:

(i) reduced quarterly by an amount equal to the quotient of (A) the Initial Cap Amount, divided by (B) 28, and

(ii) reduced upon Agent’s receipt of each applicable recurring appraisal of the Eligible Equipment, by the amount, if any, by which the Equipment Advance Amount exceeds an amount equal to 85% of the appraised net orderly liquidation value of Eligible Equipment, and

(iii) from time to time reduced to remove any Eligible Equipment that has ceased to be Eligible Equipment or which has been requested by Borrowing Agent to be removed as Eligible Equipment (solely to extent the removal of such Eligible Equipment results in the aggregate amount of Eligible Equipment being less than the then-applicable Equipment Advance Amount).

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer; (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Erroneous Payment” has the meaning assigned to it in Section 14.14(a) hereof.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean all (a) Deposit Accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Loan Party’s salaried employees pursuant to applicable law or in the ordinary course of business; provided that the funds on deposit in such Deposit Accounts shall at no time exceed the actual payroll, payroll taxes and other employee wage and benefit payments then owing by such Loan Party for the immediately succeeding payroll period, (b) Deposit Accounts, with an average closing daily balance not in excess of $300,000 for any one account and $3,000,000 (in the aggregate for all Loan Parties) in the aggregate for all such accounts excluded pursuant to this clause (b), (c) any Deposit Account or Securities Account (i) maintained solely and exclusively as sales tax or other tax accounts in the ordinary course of business, (ii) maintained solely and exclusively as escrow accounts, fiduciary or trust accounts, and accounts otherwise held exclusively for the benefit of third parties, other than Worthington Steel and its Subsidiaries or their Affiliates, or (iii) maintained solely and exclusively to hold customer deposits to the extent a lien in favor of Agent to secure the Obligations is prohibited by Applicable Laws, (d) zero balance accounts and zero balance sub-accounts which are linked to a Deposit Account subject to a control agreement in favor of the Agent, and (e) Securities Accounts with a closing daily balance not in excess of $300,000 for any one account and $3,000,000 (in the aggregate for all Loan Parties) in the aggregate for all such Securities Accounts excluded pursuant to this clause (e).

“Excluded Hedge Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded

Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean (i) real property interests, (ii) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that Agent may not validly possess a security interest therein under Applicable Laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization not obtained, other than (a) to the extent such prohibition or limitation is rendered ineffective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition and (b) proceeds and receivables thereof, the assignment of which is not prohibited by applicable law or where such prohibition is rendered ineffective, (iii) any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity), provided, however, that the foregoing property in this clause (iii) shall cease to be treated as “Excluded Property” immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in clauses (x) or (y) above, provided, further that Excluded Property shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties’ business associated therewith or attributable thereto, (iv) Excluded Accounts, (v) at any time (A) prior to the Eligible Equipment Option Exercise, all Equipment, and (B) after the Eligible Equipment Option Exercise, any Equipment that is not listed on Schedule EE and (vi) any asset to the extent a security interest or Lien in such asset would result in costs or consequences as reasonably determined by Agent (in consultation with Worthington Steel) with respect to the granting or perfecting of a security interest that is excessive in view of the benefits to be obtained by the Secured Parties; provided, that, if any Loan Party grants a Lien on any property (other than Real Property) to a third party to secure Indebtedness (other than purchase money indebtedness) permitted under this Agreement, such property shall cease to be treated as “Excluded Property” hereunder.

“Excluded Subsidiary” shall mean any Subsidiary, other than a Foreign Loan Party, that (a) is not a Wholly Owned Subsidiary, (b) is Worthington Receivables Company, (c) is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, if in the reasonable good faith determination of Worthington Steel, in consultation with Agent, a guarantee by a “controlled foreign corporation” within the meaning of Section 957(a) of the Code would result in materially adverse tax consequences to Worthington Steel or any of its Subsidiaries, (d) owns, directly or indirectly, no material assets other than Equity Interests of one or more “controlled foreign corporations” within the meaning of Section 957(a) of the Code, if in the reasonable good faith determination of Worthington Steel, in consultation with Agent, a guarantee by such a Subsidiary would result in materially adverse tax consequences to Worthington Steel or any of its Subsidiaries, (e) any Subsidiary that is not organized or formed under the laws of any state of the United States of America or the District of Columbia, and (f) any other Subsidiary with respect to which, in the reasonable judgment of Agent (confirmed in writing by notice to Worthington Steel), the cost or other consequences of becoming a Guarantor shall be excessive in view of the benefits to be obtained by Lenders therefrom.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) Taxes imposed on or measured by such recipient’s overall net income (however denominated), franchise taxes and any branch profits taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Swing Loan Lender or Issuer, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) in the case of a Foreign Lender, any U.S. federal withholding tax payable to or for the account of such Foreign Lender with respect to an applicable interest in an Advance or Revolving Commitment pursuant to a law in effect on the date on which (i) such Foreign Lender acquires such interest in an Advance or Revolving Commitment (other than pursuant to an assignment request by a Loan Party under Section 3.11(b)) or (ii) such Foreign Lender (or any other Lender, including the Swing Loan Lender) changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.10(e), or (d) any U.S federal withholding Taxes imposed under FATCA.

“Excluded Worthington Entity” shall mean Worthington Industries and each of its Subsidiaries (after giving effect to the Steel Spin-Off).

“Extended Terms Customers” shall mean each Person and its respective Affiliates listed on Schedule 2.1 attached hereto, as such schedule may be updated from time to time, in writing from Borrowing Agent to Agent, to include additional Persons acceptable to Agent in Agent’s Permitted Discretion.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Bodies and implementing such sections of the Code.

“Fee Letter” shall mean that certain fee letter dated August 24, 2023 among PNC, PNC Capital Markets LLC and Worthington Steel.

“Fitch” shall mean Fitch Ratings Inc., and its successors.

“Fixed Charge Coverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) Consolidated EBITDA minus Capital Expenditures that were not specifically funded by Indebtedness (other than a Revolving Advance) of Worthington Steel and its Subsidiaries on a

consolidated basis with respect to such period, plus cash tax refunds received by Worthington Steel and its Subsidiaries on a consolidated basis with respect to such period, minus cash taxes due and owing or paid by Worthington Steel and its Subsidiaries on a consolidated basis with respect to such period to (b) Fixed Charges.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) interest expense of Worthington Steel and its Subsidiaries on a consolidated basis with respect to such period, plus (b) scheduled principal payments on Indebtedness of Worthington Steel and its Subsidiaries on a consolidated basis with respect to such period, plus (c) cash dividends and distributions paid by Worthington Steel and its Subsidiaries as permitted hereunder (other than the Steel Spin-Off Distribution).

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of “Lender Provided Foreign Currency Hedge”.

“Foreign In-Transit Inventory” shall mean Inventory of a Loan Party that is in transit outside the United States or Canada.

“Foreign Lender” shall mean any Lender that is not organized under the laws of the United States of America.

“Foreign Loan Party” shall mean (a) Tempel Canada Company; (b) Tempel de Mexico, S. de R.L. de C.V.; and (c) any other Foreign Subsidiary of a Borrower that is organized under the laws of Mexico, Canada, a province or territory of Canada and made a “Loan Party” hereunder with the written consent of Worthington Steel.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any state or territory thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall have the meaning given to that term in the Uniform Commercial Code.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state, province, territory or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the

European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean (a) Borrowing Agent, solely in respect of the Secured Obligations of any other Borrowers or Loan Parties, and (b) for all other purposes, the parties to this Agreement which are designated as a “Guarantor” on the signature page hereof and each other Person who may hereafter guarantee payment or performance of the whole or any part of the Secured Obligations and “Guarantors” shall mean collectively all such Persons.

“Guarantor Joinder” shall have mean a joinder by a Person as a Guarantor under this Agreement and the Other Documents in the form of Exhibit 6.20(b).

“Guaranty” shall mean any guaranty of the Secured Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent, including Article XVII hereof.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3 hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws, and all waste materials subject to regulation under CERCLA, RCRA or applicable federal, state, provincial or territorial law, and any other applicable federal, state, provincial or territorial laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities, the Interest Rate Hedge Liabilities, Commodity Hedge Liabilities and Non-Lender Commodity Hedge Liabilities.

“Hedge/Bank Product Reserve” shall mean, as of any date of determination, the amount of reserves that Agent has established against the Borrowing Base in respect of Hedge Liabilities and Other Lender Provided Financial Service Product Liabilities as of such date (based upon Agent’s determination in its Permitted Discretion of the credit exposure in respect of such Hedge Liabilities and Other Lender Provided Financial Service Product Liabilities).

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.24(a)(ii) hereof.

“Incremental Lender” shall have the meaning assigned to such term in Section 2.24(a)(iii) hereof.

“Incremental Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.24(a)(i) hereof.

“Incremental Revolving Credit Increase” shall have the meaning assigned to such term in Section 2.24(a)(i) hereof.

“Indebtedness” shall mean, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than ninety (90) days past due), (v) any guaranty of Indebtedness for borrowed money, (vi) Disqualified Equity Interests, or (vii) net obligations of such Person in respect of Foreign Currency Hedges, Interest Rate Hedges and Commodity Hedges (with the amount of any net obligation thereunder on any date deemed to be the Swap Termination Value thereof as of such date).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party hereunder or under any Other Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Ineligible Institution” means a (a) natural person, (b) Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Revolving Advances or Revolving Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party, or (e)a Disqualified Institution.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company, such Person (a) becomes the subject of a bankruptcy, restructuring or insolvency proceeding (including any proceeding under Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), or the Winding-Up and Restructuring Act (Canada) or a restructuring or arrangement of debt under a Canadian corporate statute), or a notice of intention to enforce on security under section 244 of the Bankruptcy and Insolvency Act (Canada) is delivered, or regulatory restrictions under United States Law, (b) has had a receiver, interim-receiver, receiver-manager, conservator, trustee, proposal trustee, monitor, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, arrangement, compromise, winding up or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law of the United States, or (e) shall take any action to authorize any of the actions described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Instruments” shall have the meaning given to that term in the Uniform Commercial Code.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark, industrial design (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion in writing that is known to Worthington Steel by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person, in each case, unless such assertion would not, in Agent’s Permitted Discretion, materially impair any Loan Party’s or Agent’s ability to sell or otherwise dispose of such Inventory.

“Interest Period” shall mean the period provided for any Term SOFR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of “Lender Provided Interest Rate Hedge”.

“Inventory” shall have the meaning given to that term in the Uniform Commercial Code.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(B)(iii) hereof.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(B)(iii) hereof.

“Issuer” shall mean, individually or collectively as the context may require, (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender from time to time designated by Borrowing Agent, with the consent of such Lender and upon notice to Agent.

“ITA” means the Income Tax Act (Canada), as amended, and including any successor legislation thereto.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, of any Governmental Body, foreign or domestic.

“Leasehold Interests” shall mean all of each Loan Party’s right, title and interest in and to, and as lessee of, the premises identified as leased Real Property on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to Agent for the benefit of Lenders as security for the Secured Obligations, “Lenders” shall include any Affiliate of a Lender to which such Secured Obligation (specifically including any Commodity Hedge Liabilities, Foreign Currency Hedge Liabilities, the Interest Rate Hedge Liabilities and any Other Lender Provided Financial Service Product Liabilities) is owed. Unless the context otherwise requires, the term “Lenders” includes Swing Loan Lender and Issuer.

“Lender Joinder Agreement” shall have the meaning assigned to such term in Section 2.24(a)(v)(F).

“Lender Provided Commodity Hedge” shall mean any Commodity Hedge entered into with a Person that, at the time the ISDA master agreement governing such Commodity Hedge was executed, was a Lender or an Affiliate of a Lender. The liabilities owing to the provider of any Lender Provided Commodity Hedge (the “Commodity Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Commodity Hedge shall, for purposes of this Agreement and all Other Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty and secured obligations under any Other Document, as applicable, and otherwise treated as Secured Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Commodity Hedge Liabilities shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender Provided Foreign Currency Hedge” shall mean any Foreign Currency Hedge entered into with a Person that, at the time the ISDA master agreement governing such Foreign Currency Hedge was executed was a Lender or an Affiliate of a Lender. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the “Foreign Currency Hedge

Liabilities”) by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty and secured obligations under any Other Document, as applicable, and otherwise treated as Secured Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender Provided Interest Rate Hedge” shall mean any Interest Rate Hedge entered into with a Person that, at the time the ISDA master agreement governing such Interest Rate Hedge was executed was a Lender or an Affiliate of a Lender. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty and secured obligations under any Other Document, as applicable, and otherwise treated as Secured Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter-of-Credit Rights” shall have the meaning given to that term in the Uniform Commercial Code.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2(a) hereof.

“Letter of Credit Sublimit” shall mean $55,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11(a) hereof.

“License Agreement” shall mean any agreement between any Loan Party and a Licensor pursuant to which such Loan Party is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Loan Party or otherwise in connection with such Loan Party’s business operations.

“Licensor” shall mean any Person from whom any Loan Party obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Loan Party’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Loan Party’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent in its Permitted Discretion, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of any Loan Party’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Loan Party’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, the PPSA or comparable filing or notice under any comparable law of any jurisdiction.

“Line Cap” shall mean at any time the lesser of (x) the Maximum Revolving Advance Amount in effect at such time or (y) the Borrowing Base (calculated without giving effect to clause 2.1(a)(iv) thereof) at such time.

“LLC Division” shall mean, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Body that results or may result in, any such division.

“Loan Parties” shall collectively mean Borrowers and Guarantors and “Loan Party” shall mean any Borrower or any Guarantor.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or would reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any Other Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of Loan Parties taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of Loan Parties to duly and punctually pay or perform the Obligations, or (d) impairs materially or would reasonably be expected to impair materially the ability of Agent or any Lender, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any Other Document.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business taken as a whole and which the failure to comply with would reasonably be expected to result in a Material Adverse Change.

“Material Indebtedness” shall have the meaning set forth in Section 10.11 hereof

“Maximum Revolving Advance Amount” shall mean $550,000,000 plus any Incremental Revolving Credit Increases in accordance with Section 2.24, minus any permanent reductions in accordance with Section 2.2(f).

“Maximum Swing Loan Advance Amount” shall mean the greater of (i) $55,000,000 or (ii) ten percent (10%) of the Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the Dollar amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Mexican Collateral” shall mean “Pledged Assets” (as defined in the Mexican Pledge Agreement).

“Mexican Deposit Accounts” shall mean all accounts maintained by a Loan Party at banks located in Mexico.

“Mexican Guarantors” shall mean collectively Tempel de Mexico, S. de R.L. de C.V. and any other Subsidiary that is organized or formed under the laws of Mexico and is joined to this Agreement as an additional Guarantor from time to time in accordance with the terms of this Agreement.

“Mexican Intercompany Note” shall mean that certain Revolving Loan Agreement between Tempel de Mexico, S. de R.L. de C.V. and Tempel Steel Company LLC dated December 1, 2021, as amended by that certain First Amendment Agreement dated April 1, 2022, and any extensions, renewals or refinancings thereof.

“Mexican Law Documents” shall mean, collectively, (a) the Mexican Pledge Agreement, (b) bank account mandate agreements with respect to banks located in Mexico, (c) a Power of Attorney appointing Borrowing Agent as its agent for service of process in the United States, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Mexican Loan Parties” shall mean, collectively, the Mexican Guarantors and their respective successors and permitted assigns; each a “Mexican Loan Party”.

“Mexican Pledge Agreement” shall mean the Mexican Non-Possessory Pledge Agreement over Receivables, entered into by the Mexican Guarantors on the Closing Date to the satisfaction of Agent in its Permitted Discretion, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Mexico” means the United Mexican States.

“Monthly Borrowing Base Trigger Event” shall mean the occurrence of the following: Undrawn Availability being less than the greater of (y) 90% of the Line Cap and (z) $475,000,000.

“Monthly Borrowing Base Trigger Satisfaction Event” shall mean, subsequent to the occurrence of a Monthly Borrowing Base Trigger Event, the occurrence of the following: Undrawn Availability is greater than or equal to the greater of (y) 90% of the Line Cap and (z) $475,000,000 for a period of 30 consecutive days.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Lender” shall have the meaning assigned to such term in Section 2.24(a)(iii) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment and/or any Incremental Revolving Credit Commitment, as applicable, that is not a Defaulting Lender at such time.

“Non-Designated Customers Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(B)(i).

“Non-Lender Commodity Hedge” shall mean any Commodity Hedge which is entered into with a Non-Lender Commodity Hedge Provider. The liabilities owing to the provider of any Non-Lender Commodity Hedge (the “Non-Lender Commodity Hedge Liabilities”) by any Loan Party that is party to such Non-Lender Commodity Hedge shall, for purposes of this Agreement and all Other Documents be “Secured Obligations” of such Person and of each other Loan Party, be guaranteed obligations under the Guaranty and secured obligations under any Other Document, as applicable, and otherwise treated as Secured Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Non-Lender Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Non-Lender Commodity Hedge Liabilities” shall have the meaning set forth in the definition of “Non-Lender Commodity Hedge”.

“Non-Lender Commodity Hedge Provider” shall mean a Person that (a) at the time of entering into the ISDA master agreement governing any Commodity Hedges with the relevant Loan Party (or Subsidiary thereof) is neither a Lender nor an Affiliate of a Lender and (b) delivers to Agent a letter agreement (i) appointing Agent as its agent under this Agreement and (ii) agreeing to be bound by Sections 2.6(e), 12.3, Article XIV and Section 16.1 as if such Person was a Lender, substantially in the form of Exhibit 1.2(b). The designation of any Non-Lender Commodity Hedge Provider shall not create in favor of such Person any rights in connection with the management or release of Collateral or of the obligations of any Loan Party under the Other Documents, including, without limitation, any voting rights under this Agreement or any Other Document.

“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean collectively, the Revolving Credit Notes and the Swing Loan Note.

“Obligations” shall mean any obligation or liability of any Loan Party, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit or any Other Document whether to Agent, any of Lenders or their Affiliates or other persons provided for hereunder or under such Other Documents.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Original Currency” shall have the meaning specified in Section 2.27(a) hereof.

“Other Connection Taxes” shall mean, with respect to Agent, any Lender, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any right hereunder or under any Other Documents, or sold or assigned an interest hereunder or under any Other Documents).

“Other Currency” shall have the meaning specified in Section 2.27(a) hereof.

“Other Documents” shall mean the Notes, any Guaranty, the Canadian Security Documents, the Mexican Law Documents, the Fee Letter, Letters of Credit, any Blocked Account Agreement and any and all other agreements, instruments and documents, including intercreditor or subordination agreements, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in connection with the foregoing which Worthington Steel and Agent agree in writing is an “Other Document”, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Lender Provided Financial Service Product” shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to any Loan Party: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) draft discount program or (h) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Other Lender Provided Financial Service Product (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Other Lender Provided Financial Service Product Liabilities”) shall be “Secured Obligations” hereunder, guaranteed obligations under the Guaranty and secured hereunder, and otherwise treated as Secured Obligations for purposes of each of the Other Documents. The Liens securing the Other Lender Provided Financial Service Products shall be pari passu with the Liens securing all other Secured Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“Other Lender Provided Financial Service Product Liabilities” shall have the meaning provided in the definition of “Other Lender Provided Financial Service Product”.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.11(b)).

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate shall be determined by Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to Borrowers.

“Participant” shall have the meaning set forth in Section 16.3(b) hereof.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) of Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Payment Conditions” shall mean, with respect to any Restricted Action and as of the time of determination with respect to any such Restricted Action, the following:

(a) If Specified Availability (x) for the 30 day period immediately preceding the date of such Restricted Action (calculated by giving pro forma effect to such Restricted Action and to the Advances being made to finance any part of such Restricted Action as though such Restricted Action had occurred, and such Advances had been made, on the first day of such 30 day period) and (y) on the date of the applicable Restricted Action (calculated by giving pro forma effect to such Restricted Action and to the Advances being made to finance any part of such Restricted Action), is greater than or equal to the greater of (i) $96,250,000 and (ii) 20% of the Line Cap, then Loan Parties shall be permitted to take such Restricted Action so long as no Event of Default has occurred and is continuing or would result from such Restricted Action; or

(b) If Specified Availability (x) for the 30 day period immediately preceding the date of such Restricted Action (calculated by giving pro forma effect to such Restricted Action and to the Advances being made to finance any part of such Restricted Action as though such Restricted Action had occurred, and such Advances had been made, on the first day of such 30 day period) and (y) on the date of the applicable Restricted Action (calculated by giving pro forma effect to such Restricted Action and to the Advances being made to finance any part of such Restricted Action), is (i) less than the greater of (A) $96,250,000 and (B) 20% of the Line Cap but (ii) greater than or equal to the greater of (A) $68,750,000 and (B) 15% of the Line Cap, then Loan Parties shall be permitted to take such Restricted Action if (1) no Event of Default has occurred and is continuing or would result from such Restricted Action and (2) Loan Parties demonstrate that the Fixed Charge Coverage Ratio for the most recently ended twelve month fiscal measurement period (calculated by giving pro forma effect to such Restricted Action and to the Advances being made to finance any part of such Restricted Action as though such Restricted Action had occurred, and such Advances had been made, on the first day of the trailing twelve month fiscal measurement period for which the Fixed Charge Coverage Ratio is being calculated) is at least 1.00 to 1.00.

“Payment in Full of the Obligations” shall mean the occurrence of all of the following: (i) payment and performance in full of all Obligations (other than contingent or indemnity obligations for which no claim has been made in writing by the Person entitled thereof); (ii) all Letters of Credit have expired or have been Cash Collateralized pursuant to the terms hereof; (iii) termination of this Agreement; and (iv) in the case of any Secured Obligations with respect to Other Lender Provided Financial Service Product and any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge and Lender Provided Commodity Hedge, in lieu of the payment in full in cash, the delivery of cash collateral in such amounts as shall be required by the applicable Lender or other arrangements in form and substance reasonably satisfactory to such Lender in respect thereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by written notice to Borrowing Agent and to each Lender to be the Payment Office.

“Payment Recipient” has the meaning assigned to it in Section 14.14(a) hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Loan Party or any entity which was at such time a member of the Controlled Group, provided, for the avoidance of doubt, that a Pension Benefit Plan shall not include any Canadian Pension Plan or Canadian Multi-Employer Pension Plan.

“Permitted Acquisitions” shall mean acquisitions of all or substantially all of the assets, a division product line, a line of business, or Equity Interests of another Person (the “Target”) so long as the following requirements are met:

(a) if a Loan Party is acquiring the Equity Interests in the Target, such Target shall (in accordance with Section 6.20), (1) execute a Borrower Joinder or a Guarantor Joinder, as applicable, and such other documents reasonably required by Agent to join this Agreement and the Other Documents, as a Borrower or a Guarantor, as applicable, pursuant to Section 6.20 hereof, and (2) grant first-priority, perfected Liens (subject to Permitted Encumbrances) in its assets which constitute Collateral to Agent for the benefit of Lenders, subject to documentation satisfactory to Agent in its Permitted Discretion;

(b) the business, division, product line or line of business acquired, or the business conducted by the Target, as applicable, shall be a business otherwise permitted to be engaged in by Loan Parties as set forth in Section 7.9 hereof;

(c) [reserved];

(d) the board of directors (or other comparable governing body) of the Target shall have duly approved the transaction; and

(e) (i) unless the proposed acquisition is funded solely with cash proceeds of Equity Interests issued by Loan Parties, Borrowers shall have delivered to Agent a Borrowing Base Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Loan Parties are in compliance with the Payment Conditions, and (ii) if the proposed acquisition consists of the Equity Interests of the Target, the Target shall join, concurrently with the closing thereof, this Agreement as a Borrower or a Guarantor, as applicable, pursuant to Section 6.20 hereof and shall have granted a first-priority, perfected Liens (subject to Permitted Encumbrances) in such assets to be included in the Borrowing Base to Agent for the benefit of Lenders, subject to documentation satisfactory to Agent in its Permitted Discretion.

Assets acquired in any Permitted Acquisition shall only be included in the Borrowing Base if (1) such assets satisfy the applicable eligibility criteria and (2) the value of such assets included in the Borrowing Base does not exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) until Agent shall have received an audit or appraisal of such assets.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Encumbrances” shall mean:

(a) (i) Liens in favor of Agent, for the benefit of Agent and the Secured Parties, arising under this Agreement and the Other Documents;

(b) Liens for taxes, assessments or other governmental charges not yet overdue by more than forty-five (45) days (or, with respect to real estate Taxes, any longer period before delinquency), or being Properly Contested;

(c) deposits or pledges to secure obligations under social security, worker’s compensation, workmen’s compensation laws, unemployment or employment insurance laws, old age pensions or similar legislation or programs, or similar laws, or under general liability, product liability or unemployment insurance;

(d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety, performance, indemnity, appeal and similar bonds and other obligations of like nature arising in the ordinary course of business;

(e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary of a Loan Party, or any property of any Loan Party or any Subsidiary of a Loan Party, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof;

(f) (i) landlords’, carriers’, repairmens’, mechanics’, warehousemen’s workers’, materialmen’s or other like Liens, (ii) Liens of customs brokers, freight forwarders and common carriers, and (iii) statutory and common law Liens of landlords, in each case securing obligations that are not overdue by more than forty-five (45) days or which are being Properly Contested;

(g) Liens arising under any applicable federal or provincial pension standards legislation in respect of amounts required to be remitted to a Canadian Pension Plan or Canadian Multi Employer Pension Plan but are not yet due;

(h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof or otherwise securing Indebtedness (other than Obligations) incurred for Capital Expenditures and Capitalized Lease Obligations as permitted under clause (b) of the definition of “Permitted Indebtedness”, provided that any such Lien shall not encumber any other property of any Loan Party;

(i) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of Loan Parties and their Subsidiaries;

(j) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Steel Spin-Off Effective Date (and extensions, renewals and refinancing thereof, as permitted herein) and shall not subsequently apply to any other property or assets of any Loan Party other than the property and assets to which they apply as of the Steel Spin-Off Effective Date;

(k) Liens in favor of landlords on leasehold improvements financed by allowances or advances provided by such landlords pursuant to lease arrangements;

(l) Liens on assets or property at the time a Loan Party or a Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Loan Party or a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Loan Party or a Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(m) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Loan Party or any other Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(n) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(o) leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of Loan Parties, and all Liens created or purported to be created by any lessee, sublesse, licensee or sublicensee of any Loan Parties in violation of any applicable lease, sublease, licensee or sublicensee, without the express permission of such Loan Parties;

(p) Liens on any Real Property;

(q) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business or in connection with a similar business;

(r) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(s) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture agreement or similar agreement;

(t) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Loan Parties in the ordinary course of business;

(u) Liens on Term Loan Collateral to the extent permitted herein;

(v) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that (1) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the applicable Loan Party in excess of those set forth by regulations promulgated by the federal Reserve Board, and (2) such deposit account is not intended by such Loan Party to provide collateral to the depository institution;

(w) Liens arising in connection with Permitted Supply Chain Financings;

(x) Liens on cash, cash equivalents or marketable securities delivered to a Non-Lender Commodity Hedge Provider to secure any Non-Lender Commodity Hedge Liabilities in an amount not to exceed $10,000,000 at any one time outstanding; and

(y) Liens securing other obligations of Loan Parties and their Subsidiaries in an aggregate amount not to exceed $25,000,000 at any one time outstanding.

“Permitted Indebtedness” shall mean:

(a) the Secured Obligations;

(b) Indebtedness (other than any Secured Obligations) incurred for Capital Expenditures and Capitalized Lease Obligations in an aggregate amount of $150,000,000 at any one time outstanding;

(c) any guarantees of Indebtedness permitted under Section 7.3 hereof;

(d) any Indebtedness existing on the Closing Date and, to the extent such Indebtedness will continue to exist following the Steel Spin-Off Effective Date, listed on Schedule 5.8(b)(ii) hereof including any extensions, renewals or refinancings thereof, provided that the principal amount of such Indebtedness shall not be increased without the prior written consent of the Required Lenders;

(e) obligations (including reimbursement obligations with respect to warehouse receipts and similar instruments) in respect of indemnities, warranties, statutory obligations, performance, bid, appeal and surety bonds, completion guarantees and similar obligations provided by a Loan Party or any Subsidiary, in each case incurred in the ordinary course of business or consistent with past practice or industry practice;

(f) to the extent constituting Indebtedness, Permitted Investments;

(g) Indebtedness owing to another Loan Party, subject to clause (l) of the definition of Permitted Investments;

(h) to the extent constituting Indebtedness, Interest Rate Hedges, Foreign Currency Hedges and Commodity Hedges entered into for hedging purposes (and not for speculation);

(i) unfunded obligations under Pension Benefit Plans, Canadian Pension Plans, or any Plan to the extent such amounts are permitted to remain unfunded under applicable law;

(j) Indebtedness with respect to customer advances or prepayments made in the ordinary course of business as determined in accordance with GAAP;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(l) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness to current or former officers, directors and employees of any Loan Party or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Worthington Steel to the extent such purchase or redemption is permitted by Section 7.7(d);

(n) Indebtedness in respect of obligations of a Loan Party to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practices and not in connection with the borrowing of money;

(o) Indebtedness owing by Tempel de Mexico, S. de R.L. de C.V. to Tempel Steel Company LLC under the Mexican Intercompany Note in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(p) Indebtedness to customs brokers, freight forwarders, common carriers, landlords and similar Persons, in each case incurred in the ordinary course of business or consistent with past practices;

(q) [reserved];

(r) other unsecured Indebtedness of one or more Loan Parties in an amount not to exceed $25,000,000 at any time outstanding; and

(s) Any term loan Indebtedness not in excess of the lesser of (i) $300,000,000 and (ii) such lesser amount that not would cause the Consolidated Net Leverage Ratio to exceed 4.25:1.00 after giving effect to the incurrence of such Indebtedness, singularly or in the aggregate, at any time so long as:

(i) the collateral for such Indebtedness shall consist solely of second (2nd) priority Liens against Collateral (as defined in this Agreement on the Closing Date) and first (1st) priority Liens against other assets not constituting Collateral (as defined in this Agreement on the Closing Date) (such other assets, “Term Loan Collateral”), in each case subject to Permitted Encumbrances and as more fully set forth in the terms and provisions of a customary intercreditor agreement or arrangement acceptable to Agent in its Permitted Discretion;

(ii) Agent shall have been granted a second priority Lien (subject to Permitted Encumbrances) in such Term Loan Collateral (excluding any Real Property), for its benefit and the benefit of the Secured Parties, to secure the Secured Obligations pursuant to an amendment to this Agreement and the Other Documents in form and substance satisfactory to Agent (it being acknowledged, agreed and understood by all parties hereto, that Agent shall be authorized to file any and all UCC-3 financing statement amendments or PPSA financing change statements Agent deems reasonably necessary from time to time to reflect the Term Loan Collateral);

(iii) if Agent has been granted a lien on Term Loan Collateral in accordance with clause (i) above, Agent shall have received all supplemental opinions of counsel (including local counsel, if applicable), in form and substance acceptable to Agent in its Permitted Discretion, as Agent deems necessary in its Permitted Discretion with respect to the Term Loan Collateral;

(iv) such Indebtedness includes a maturity date that is no earlier than the last day of the Term;

(v) such Indebtedness is not guaranteed by any Excluded Subsidiary; and

(vi) on the date such Indebtedness is incurred, after giving effect to any repayment of Advances with proceeds thereof, Undrawn Availability is greater than or equal to the greater of (A) $68,750,000 and (B) 15% of the Line Cap.

“Permitted Investments” shall mean investments in:

(a) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America;

(b) commercial paper, domestic or foreign (A) rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s on the date of acquisition or (B) issued by any of (y) Agent, or (z) any Lender;

(c) demand deposits, time deposits or certificates of deposit and other obligations issued by any Lender, or any other domestic or foreign commercial bank that has stockholders’ equity of One Hundred Million and 00/100 Dollars ($100,000,000.00) or more on the date of acquisition;

(d) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(e) United States government-sponsored enterprises, federal agencies, and federal financing banks that are not otherwise authorized including, but not limited to, the following:

(i) United States government-sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks and Federal National Mortgage Association; and

(ii) federal agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export-Import Bank, Farmers Home Administration and Tennessee Valley Authority;

(f) obligations of states, counties, and municipalities of the United States:

(g) debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(h) preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(i) investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase, provided the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer or bank;

(j) investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the above type and criteria for investments otherwise set forth in this definition of Permitted Investments;

(k) investments existing on the Closing Date and, to the extent such investments will continue to exist following the Steel Spin-Off Effective Date, disclosed on Schedule 1.3;

(l) intercompany loans or other investments between and among Loan Parties which is subject to an intercompany subordination agreement in form and substance satisfactory to Agent in its Permitted Discretion; provided that the aggregate amount of loans and investments made to all Mexican Loan Parties pursuant to this clause (l), together with the aggregate amount of asset dispositions made to Mexican Loan Parties pursuant to Section 7.1(b)(iii) hereof, shall not exceed $20,000,000;

(m) investments or loans by any Loan Party in any non-Loan Party Subsidiary or joint venture in the aggregate amount not to exceed $20,000,000, so long as, at the time any such investment or loan is made, (i) no Event of Default has occurred and is continuing and (ii) no Cash Dominion Period has occurred and is continuing ;

(n) investments that constitute Permitted Acquisitions;

(o) loans and advances to officers, directors, employees or consultants of Worthington Steel or any of its Subsidiaries in respect of payroll payments and expenses in the ordinary course of business or consistent with past practices;

(p) loans under 401(k) plans;

(q) investments in the form of a prepayment of expenses in the ordinary course of business or consistent with past practices;

(r) guarantees by any Loan Party of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business or consistent with past practices;

(s) the extension of trade credit by a Loan Party to its Customer(s) on usual and customary terms, in the ordinary course of business in connection with a sale of Inventory or rendition of services, in each case on open account terms;

(t) other investments or loans from time to time in an aggregate outstanding amount not to exceed $15,000,000 at any time, so long as, at the time any such investment or loan is made, (i) no Event of Default has occurred and is continuing and (ii) no Cash Dominion Period has occurred and is continuing; and

(u) subject to compliance with the Payment Conditions at the time of the incurrence thereof, other investments or loans from time to time,

provided that the investments described in clauses (d), (e), (f), (g), (h), (i) and (j) above are restricted to obligations rated no lower than investment grade by Moody’s or Standard & Poor’s.

“Permitted Supply Chain Financing” shall mean any supply chain financing entered into in the ordinary course of business on customary terms, whereby (a) the Receivables payable by Permitted Supply Chain Customers are sold by a Loan Party to a third-party financing source on a basis that is non-recourse to the applicable Loan Party, and (b) such Loan Party promptly receives cash proceeds from the third-party financing source in an amount equal to the face value of the sold Receivables net of a commercially reasonable and customary discount rates and fees.

“Permitted Supply Chain Customers” shall mean (i) First Brands Group, Inc. and its Affiliates, (ii) Eaton Corporation and its Affiliates, and (iii) such other Persons approved in writing by Agent from time to time in its Permitted Discretion.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute; provided, however, the term “Plan” shall not include a Multiemployer Plan for purposes of Subsections 5.8(d)(v), (viii), (x) and (xiv) and shall not include any Canadian Pension Plan or Canadian Multi-Employer Pension Plan.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction (including the Civil Code of Quebec and the regulations respecting the register of personal and movable real rights thereunder) for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(c) hereof.

“Proceeds” shall have the meaning given to that term in the Uniform Commercial Code.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not result in a Material Adverse Change or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (x) does not attach to any Receivables or Inventory, (y) is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (z) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00) or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Quarter-End Borrowing Base Certificate” shall have the meaning set forth in the definition of “Applicable Margin”.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Rent Reserve” shall mean, with respect to any warehouse or other location where any Inventory subject to Liens of the landlord arising by operation of law is located and, at all times after the ninetieth (90th) day after the Closing Date, no Collateral Access Agreement for such location has been obtained, a reserve equal to three (3) months’ rent at such warehouse or other location.

“Reportable Compliance Event” shall mean that (1) any Loan Party or any of Subsidiary of any Loan Party becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty or enters into a settlement with an Governmental Body in connection with any economic sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any Anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (2) any Loan Party or any of Subsidiary of any Loan Party engages in a transaction that has caused or may cause Lenders or Agent to be in violation of any Anti-Terrorism Law, including a Loan Party’s or any of Subsidiary of any Loan Party’s use of any proceeds of the credit facility to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Jurisdiction or Sanctioned Person; (3) any Collateral becomes Embargoed Property; or (4) any Loan Party or any of Subsidiary of any Loan Party otherwise violates, or reasonably believes that it will violate, any of the representations in Section 5.30 or Section 5.31, or any covenant in Section 6.9 or Section 7.18.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean two or more Lenders that are not Affiliates (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding greater than fifty percent (50%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (y) the outstanding Revolving Advances and Swing Loans, plus (z) the participations in the Maximum Undrawn Amount of all outstanding Letters of Credit.

“Reserves” shall mean, without duplication of any other reserves or items that are otherwise addressed through eligibility criteria, any reserves which Agent deems necessary, in its Permitted Discretion, (a) to reflect impediments to Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that Agent determines will need to be satisfied in connection with the realization upon the Collateral, or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, including, for example, reserves for accrued and unpaid interest on the Obligations, Rent Reserves, the Hedge/Bank Product Reserve, the Dilution Reserve, reserves for consignee’s, warehousemen’s, mortgagee’s and bailee’s charges, reserves for deferred, unpaid rent obligations with respect to Loan Parties’ leases of real property to the extent the applicable Loan Party and landlord have not entered into a written agreement providing for a payment plan for, or waiver of, such deferred rent obligations, and reserves for outstanding taxes, fees, assessments, and other governmental charges.

“Resolution Authority” shall mean an EEA Resolution Authority or a UK Resolution Authority, as applicable.

“Restricted Action” shall mean any action specifically subject to Payment Conditions in accordance with the terms herein.

“Revolving Advances” shall mean Advances made pursuant to Section 2.1(a).

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans, Letters of Credit and Protective Advances, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount of such Lender.

“Revolving Commitment Amount” shall mean, initially, (i) as to any Lender other than an Incremental Lender, the Revolving Commitment Amount set forth opposite such Lender’s name on Schedule 1.1 hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) hereof, the Revolving Commitment Amount of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Incremental Revolving Credit Commitment provided for in Lender Joinder Agreement signed by such New Lender, in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) hereof.

“Revolving Commitment Percentage” shall mean, with respect to any Lender, a percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment Amount and the denominator of which is the Maximum Revolving Advance Amount, provided, that, in accordance with Section 2.22, so long as any Lender is a Defaulting Lender, such Defaulting Lender’s Revolving Commitment Percentage shall be disregarded in the calculation of this definition.

“Revolving Credit Notes” shall have the meaning set forth in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Term SOFR Rate Loans the sum of the Applicable Margin plus the Term SOFR Rate plus the SOFR Adjustment.

“Sanctioned Jurisdiction” shall mean a country, region or territory that is itself subject of any Sanctions (at the time of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled fifty percent (50%) or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; (d) a Person that is the subject of sanctions administered by the Government of Canada, pursuant to or as described in any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organization or individuals subject to economic sanctions and similar measures; (e) a Person that is subject of sanctions imposed by any of the United Nations Security Council, His Majesty’s Treasury of the U.K., or the Hong Kong Monetary Authority; or (f) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.

“Sanctions” shall have the meaning set forth in the definition of “Anti-Terrorism Law”.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Obligations” shall mean all Obligations, together with any obligation or liability of any Loan Party, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (a) any Lender Provided Interest Rate Hedge, (b) any Lender Provided Foreign Currency Hedge, (c) any Lender Provided Commodity Hedge, (d) any Non-Lender Commodity Hedges in an aggregate amount not to exceed $10,000,000 at any time outstanding, and (e) any Other Lender Provided Financial Service Product; provided that Excluded Hedge Liabilities with respect to any Loan Party shall not be Secured Obligations of such Loan Party.

“Secured Party” shall mean individually, and “Secured Parties” shall mean collectively, as the context may require, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates thereof, or any provider of any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge, Lender Provided Commodity Hedge, Non-Lender Commodity Hedge Provider to the extent obligations owning thereto constitute Secured Obligations, and Other Lender Provided Financial Service Product, the respective successors and assigns of each of them.

“Securities Account” shall have the meaning given to that term in the Uniform Commercial Code.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” shall mean 10 basis points (0.10%).

“SOFR Floor” shall mean a rate of interest per annum equal to zero basis points (0.00%).

“Specified Availability” on any date of determination shall mean an amount equal to the sum of:

(i) Undrawn Availability, plus

(ii) the greater of:

(a) $0, and

(b) the lesser of:

(x) the product of (1) 2.5% multiplied by (2) the Maximum Revolving Advance Amount at such time, and

(y) the amount by which the Borrowing Base exceeds the Maximum Revolving Advance Amount at such time.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.

“Statements” shall have the meaning set forth in Section 5.5(a) hereof.

“Steel Spin-Off” shall mean the pro rata distribution by Worthington Industries to the shareholders of Worthington Industries of 100% of the outstanding common shares of Worthington Steel, to be effectuated on or about the Closing Date.

“Steel Spin-Off Distribution” shall mean the cash distribution of approximately $150,000,000 from Worthington Steel to Worthington Industries as partial consideration for the contribution of assets from Worthington Industries to Worthington Steel on or about the Closing Date in connection with the Steel Spin-Off.

“Steel Spin-Off Effective Date” shall mean the date on which the Steel Spin-Off is effectuated.

“Steel Spin-Off Transactions” shall mean any corporate restructurings, reorganizations, board re-compositions, formations, conversions, contributions, incurrence of Indebtedness, dispositions, dividends, distributions, loans and other advances, and other transactions completed and/or consummated, in each case, solely for the purpose of consummating the Steel Spin-Off and permitted hereunder.

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) which is Controlled by such Person or one or more of such Person’s Subsidiaries.

“Supermajority Lenders” shall mean two or more Lenders that are not Affiliates (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding greater than sixty-six and two-thirds percent (66 2⁄3%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender) or (b) after the termination of the Revolving Commitments, the sum of (y) the outstanding Revolving Advances and Swing Loans, plus (z) the participations in the Maximum Undrawn Amount of all outstanding Letters of Credit.

“Supporting Obligations” shall have the meaning given to that term in the Uniform Commercial Code.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, a Lender Provided Foreign Currency Hedge, a Lender Provided Commodity Hedge or a Non-Lender Commodity Hedge.

“Swap Termination Value” means, as to any one or more Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Swaps, (a) for any date on or after the date such Swaps have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swaps, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swaps (which may include a Lender or any Affiliate of a Lender).

“Swing Loan Lender” shall mean PNC, in its capacity as lender of Swing Loans.

“Swing Loan Note” shall have the meaning set forth in Section 2.4(a) hereof.

“Swing Loans” shall have the meaning set forth in Section 2.4(a) hereof.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan Collateral” shall have the meaning set forth in clause (s)(i) of the definition of “Permitted Indebtedness”.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by Agent (rounded upwards, at Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to Borrowers on and as of the first day of each Interest Period.

“Term SOFR Rate Loan” shall mean an Advance that bears interest based on Term SOFR Rate.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not diligent, upon any Loan Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state, provincial or territorial law, or any other applicable federal, state, provincial or territorial laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” shall include but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undrawn Availability” on any date of determination shall mean an amount equal to (a) the Line Cap minus (b) the outstanding amount of Advances.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unused Line Fee” shall have the meaning set forth in Section 3.3 hereof.

“U.S. Collateral” shall mean, collectively, with respect to each Domestic Loan Party, (a) on and after the date of the Eligible Equipment Option Exercise, Eligible Equipment listed on Schedule EE, (b) Receivables and Inventory, (c) the Mexican Intercompany Note, (d) cash and cash equivalents and all Deposit Accounts, (e) solely to the extent arising from any of the foregoing items listed in subsections (a), (b) and (c): Proceeds, Chattel Paper, Documents, Electronic Chattel Paper, General Intangibles (including all payment intangibles) and all Supporting Obligations related thereto, Instruments, Commercial Tort Claims, Letters of Credit and Letter-of-Credit Rights of each Loan Party, whether now owned or acquired in the future, and (f) any cash collateral referred to in the definition of “Cash Collateralize” or in Section 3.2(b) hereof. Notwithstanding the foregoing, U.S. Collateral shall not include any Excluded Property.

“U.S. Dollar Equivalent” shall mean, at the date of determination, the amount of Dollars that Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on PNC’s noon spot rate on such date.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“VFCP” shall mean the Voluntary Fiduciary Correction Program described in Federal Register Volume 71, No. 75, Pages 20261 et seq., as modified or amended by any successor guidance thereto as from time to time in effect.

“Weekly Borrowing Base Trigger Event” shall mean the occurrence of the following: Undrawn Availability being less than the greater of (y) 12.5% of the Line Cap or (z) $55,000,000.

“Weekly Borrowing Base Trigger Satisfaction Event” shall mean, subsequent to the occurrence of a Weekly Borrowing Base Trigger Event, the occurrence of the following: Undrawn Availability is greater than or equal to the greater of (y) 12.5% of the Line Cap or (z) $55,000,000 for a period of 30 consecutive days.

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to Applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Withholding Agent” shall mean Loan Parties and Agent.

“Worthington Industries” shall mean Worthington Industries, Inc., an Ohio corporation, which is expected to change its name to Worthington Enterprises, Inc. in connection with the Steel Spin-off Transactions.

“Worthington Receivables Company” shall mean Worthington Receivables Company, LLC, a Delaware limited liability company.

“Worthington Steel” shall have the meaning set forth in the preamble to this Agreement.

“Write-down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note”, “securities”, “software” and “supporting obligations” as and when used in the description of U.S. Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code when used to define a category or categories of the Collateral which is subject to the PPSA, such terms shall include the equivalent category or categories of property set forth in the applicable PPSA.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in Pittsburgh, Pennsylvania. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the knowledge of Loan Parties” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. All certificates, certifications and other documents required to be executed under this Agreement or related to this Agreement by Authorized Officers or other officers or employees of any Loan Party shall be deemed for all purposes to be executed and delivered by such persons solely in their respective capacities as such Authorized Officer, officer or employee and not in their personal capacities.

1.5. Term SOFR Notification. Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the Term SOFR Rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.6. Conforming Changes Relating to Term SOFR Rate/Daily Simple SOFR. With respect to the Term SOFR Rate and/or Daily Simple SOFR, as applicable, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document; provided that, with respect to any such amendment effected, Agent shall provide notice to Borrowers and Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

1.7. Canadian Terms. In this Agreement, (a) any term defined in this Agreement by reference to the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the PPSA, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of Agent; (b) all references in this Agreement to “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act (British Columbia) or similar laws in any other province of Canada); (c) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws; (d) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal, provincial and territorial securities laws in Canada; (e) all references to “state or federal bankruptcy laws” shall be deemed to refer also to any bankruptcy or insolvency laws in effect in Canada or under Canadian law, including the Companies’ Creditors Arrangement Act and the Bankruptcy and Insolvency Act; (f) all calculations of collateral values and Dollar amounts which utilize amounts expressed in Canadian Dollars shall be made using the U.S. Dollar Equivalent of such Canadian Dollar amounts in accordance with Agent’s customary banking and conversion practices and procedures; (g) all references to Liens shall be deemed to refer also to hypothecs; and (h) any two or more amalgamating corporations continuing as an amalgamated corporation shall each be considered to be the surviving corporation of the amalgamated corporation.

1.8. Steel Spin-off Transaction. The parties hereto acknowledge that no provision of this Agreement shall apply to any Excluded Worthington Entity, and that no Event of Default shall occur hereunder or under any Other Document in respect of any Excluded Worthington Entity even if any such Excluded Worthington Entity is an Affiliate or Subsidiary of any Loan Party prior to the consummation of the Steel Spin-Off.

II.	ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b) and 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) the sum of, (1) with respect to Designated Customers, ninety percent (90%) (the “Designated Customers Receivables Advance Rate”) of Eligible Receivables, plus (2) with respect to all other Customers, eighty-five percent (85%) (the “Non-Designated Customers Receivables Advance Rate”) of Eligible Receivables, plus

(ii) following the Eligible Equipment Option Exercise, the Equipment Advance Amount, plus

(iii) the lesser of (A) eighty percent (80%) (the “Inventory Advance Rate”) of the Eligible Inventory valued at the lower of cost or market value determined on a first-in-first-out basis, and (B) eighty-five percent (85%) (the “Inventory NOLV Advance Rate”, together with the Inventory Advance Rate, the Designated Customers Receivables Advance Rate, and the Non-Designated Customers Receivables Advance Rate, collectively, the “Advance Rates”) of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion), minus

(iv) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v) such other Reserves as Agent may establish from time to time in its Permitted Discretion.

The amount equal to the difference between (x) the sum of Section 2.1(a)(y)(i), Section 2.1(a)(y)(ii) and Section 2.1(a)(y)(iii) minus (y) the sum of Section 2.1(a)(y)(iv) and Section 2.1(a)(y)(v) at any time and from time (and subject to the limitations set forth in Section 2.1(c)) to time shall be referred to as the “Borrowing Base”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Borrowing Base.

(b) Discretionary Rights. The Advance Rates may be decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Except during the occurrence and continuance of an Event of Default or Default, Agent shall give Borrowing

Agent and Lenders ten (10) Business Days’ prior written notice of its intention to decrease the Advance Rates and the reason for such decrease.

(c) Sublimits for Revolving Advances. The aggregate amount of (i) Revolving Advances made to Borrowers against Eligible Mexican Receivables shall not exceed in the aggregate, at any time outstanding $20,000,000, which amount shall be automatically increased on a pro rata basis in connection with any Incremental Revolving Credit Increase pursuant to Section 2.24; (ii) Revolving Advances made to Borrowers against work in process Inventory shall not exceed in the aggregate, at any time outstanding an amount equal to 20% of the Line Cap; and (iii) Revolving Advances made to Borrowers against Eligible Domestic In-Transit Inventory shall not exceed in the aggregate, at any time outstanding $20,000,000, which amount shall be automatically increased on a pro rata basis in connection with any Incremental Revolving Credit Increase pursuant to Section 2.24.

2.2. Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of Borrowers may notify Agent prior to 2:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Documents, or with respect to any other Obligation under this Agreement or any Other Documents, become due and shall not be paid when due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of such date, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a Term SOFR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice in the form of Exhibit 2.2(b) by no later than 2:00 p.m. on the day which is three (3) Business Days prior to the date such Term SOFR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of Five Million and 00/100 Dollars ($5,000,000.00) and not less than One Million and 00/100 Dollars ($1,000,000.00) thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Term SOFR Rate Loans shall be for one, three or six months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Term SOFR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Term SOFR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than ten (10) Term SOFR Rate Loans in the aggregate.

(c) Each Interest Period of a Term SOFR Rate Loan shall commence on the date such Term SOFR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a Term SOFR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 2:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Term SOFR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have continued such Term SOFR Rate Loan with the same Interest Period then existing.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Term SOFR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Term SOFR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Term SOFR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice in the form of Exhibit 2.2(b) by no later than 2:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Term SOFR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable Term SOFR Rate Loan) with respect to a conversion from a Term SOFR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a Term SOFR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 2:00 p.m. (i) at least one (1) Business Day prior to the date of a prepayment of a Domestic Rate Loan and (ii) at least three (3) Business Days prior to the date of a prepayment of a Term SOFR Rate Loan, any Borrower may, subject to Section 2.2(g) hereof, prepay the Advances in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances and the amount of such prepayment. In the event that any prepayment of a Term SOFR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof. Borrowers shall also have the right at any time after the Closing Date upon five (5) days’ prior written notice to Agent to permanently reduce the Maximum Revolving Advance Amount (by ratably reducing the current Lenders’ Revolving Commitment Amounts in proportion to their Revolving Commitment Percentages) in a minimum amount of Ten Million and 00/100 Dollars ($10,000,000.00) and whole multiples of Five Million and 00/100 Dollars ($5,000,000.00); provided that (x) the maximum aggregate amount of such reductions during the Term shall not exceed $275,000,000 and (y) any such reduction shall be accompanied by partial prepayment of the Advances, together with outstanding Unused Line Fees accrued on the principal sum to be prepaid, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 2.2(g) hereof) to the extent necessary so that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount as so reduced less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Borrowing Base.

(g) Each Borrower shall compensate each Lender for any and all losses or expenses that such Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of any Term SOFR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Term SOFR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Lenders to lenders of funds obtained by it in order to make or maintain its Term SOFR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Lender determines that any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Term SOFR Rate Loans), to make or maintain its Term SOFR Rate Loans, the obligation of such Lender to make Term SOFR Rate Loans hereunder shall forthwith be cancelled and, upon written notice to Borrowers, Borrowers shall, if any affected Term SOFR Rate Loans are then outstanding, either pay all such affected Term SOFR Rate Loans or convert such affected Term SOFR Rate Loans into loans of another type. If any such payment or conversion of any Term SOFR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Term SOFR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, any applicable amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3. [Reserved].

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Borrowing Base. All Swing Loans shall be Domestic Rate Loans. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Borrowing Agent on behalf of Borrowers may notify Swing Loan Lender prior to 2:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, an Advance to be made in the form of a Swing Loan. Upon any request by Borrowing Agent for an Advance (other than a Term SOFR Rate Loan), Swing Loan Lender may elect, in its sole discretion, to advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d). From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Disbursement of Advance Proceeds. All Advances shall be denominated in Dollars and disbursed from whichever office or other place Agent may designate from time to time and shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof, shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances, and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6. Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) or 2.4(a), to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance, as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Effective Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance.

Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each other Lender; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Secured Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7. Maximum Advances. Except as provided in Section 16.2(e) and (f) hereof, the aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Borrowing Base.

2.8. Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 2:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 2:00 p.m., in Dollars and in immediately available funds.

2.9. Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, and except as provided in Section 16.2(e) and (f) hereof, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred; provided that, if any such excess results from (a) Agent’s establishment of Reserves (other than Reserves established prior to adjustments to the Borrowing Base to account for Eligible Inventory, Eligible Equipment or Eligible Receivables becoming ineligible as a result of objectively verifiable events or circumstances), (b) any decreases to any Advance Rates, (c) decreases to any sublimits as provided in Section 2.1(c), or (d) revisions to the eligibility requirements with respect to the definition of “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Eligible Equipment”, “Eligible Mexican Receivables”, “Eligible Domestic In-Transit Inventory”, or any other eligibility requirements with respect to the Borrowing Base, which would, in any such case, cause such excess Advance, then, notwithstanding anything to the contrary contained herein, unless an Event of Default has occurred and is continuing, (i) Agent shall provide prompt written notice (which may be delivered by email) of such excess Advances to Borrowing Agent (unless Agent has consulted with Borrower regarding such establishment, decrease or revision prior to the effectiveness thereof), and (ii) Borrowers shall have five (5) Business Days from the date of receipt by Borrowing Agent to repay such excess Advance.

2.10. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders, Borrowers, and with respect to Letters of Credit, other Loan Parties as applicable, during such month. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11. Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower or any other Loan Party except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Borrowing Base (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iv)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Loan Party, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 2:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, or other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Notwithstanding the foregoing, (A) the expiry date of a Letter of Credit may be up to one (1) year later than the last day of the Term if Loan Parties Cash Collateralize each such Letter of Credit having an expiry date later than the last day of the Term on or before the thirtieth (30th) day prior to the last day of the Term; and (B) any Letter of Credit (other than a Letter of Credit which expires later than the last day of the Term) may provide for the automatic renewal thereof for an additional one-year period (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject however to the Cash Collateral requirement in clause (A) above in the event any such renewal would result in a Letter of Credit which expires later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

(d) Upon the request of Agent, (i) if Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an Letter of Credit Borrowing, or (ii) if, on the last day of the Term, any Letter of Credit for any reason remains outstanding, Borrowers shall, in each case, immediately Cash Collateralize the Maximum Undrawn Amount of all outstanding Letters of Credit. Borrowers hereby grant to Agent, for the benefit of Issuer and Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.

2.13. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct Issuer to name the applicable Loan Party as the “Applicant” or “Account Party” of each Letter of Credit.

(b) In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Loan Party hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing: (i) to sign and/or endorse such Loan Party’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Loan Party’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or Canada Border Services Agency, as applicable (“Customs”) in the name of such Loan Party or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Loan Party for such purpose; and (iv) to complete in such Loan Party’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively, in each case in the currency in which the Letter of Credit is issued.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by

Issuer in the same currency as paid, unless otherwise required by Issuer or Agent. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance in Dollars be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in Dollars in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available in Dollars to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance in Dollars maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Loan Party’s failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Loan Parties) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Loan Parties (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Agent is required at any time to return to any Loan Party, or to a trustee, receiver, interim receiver, receiver and manager, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers or any other Loan Party to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Effective Federal Funds Rate.

2.16. Documentation. Each Loan Party agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Loan Party and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Loan Party’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of (A) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) or (B) the wrongful dishonor by Issuer or any of Issuer’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or government authority, Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18. Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower or any other Loan Party, as the case may be, may have against Issuer, Agent, any Borrower, any other Loan Party, or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, any other Loan Party, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, any other Loan Party, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Change;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19. Liability for Acts and Omissions.

(a) As between Borrowers and the other Loan Parties and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower and Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower or any other Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower or any other Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder; provided that nothing in the foregoing shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower or any other Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, any other Loan Party, Agent or any Lender.

2.20. [Reserved].

2.21. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) finance the Steel Spin-Off Distribution, (ii) pay fees and expenses relating to the transactions under this Agreement, the Other Documents and the Steel Spin-Off Transactions, and (iii) for general corporate purposes and to provide for its working capital needs (including, without limitation, capital expenditures, permitted acquisitions, permitted dividends, permitted repurchase of stock, permitted repurchase, retirement or repayment of outstanding indebtedness and contributions to voluntary employee benefit associations) and reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.21(a) above, Borrowers will not allow, and will not allow any of their respective Subsidiaries to, use the proceeds of the Advances in violation of Applicable Law.

2.22. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) (i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Swing Loan Lender or Issuer, as applicable, is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders” and “Supermajority Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage, provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Loan Party, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, Loan Parties, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while such Lender was a Defaulting Lender.

2.23. Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) to the extent any remains upon after each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 4.3, 4.7, 6.4, 6.11, 6.12 and 6.13 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24. Incremental Loans.

(a) Prior to the last day of the Term, Borrowing Agent may, by notice to Agent (who shall promptly notify the applicable Lenders of such request), request the establishment of:

(i) one or more increases in the Revolving Commitment (any such increase, an “Incremental Revolving Credit Commitment”) to make Revolving Advances (any such increase, an “Incremental Revolving Credit Increase”); provided that the total aggregate initial principal amount (as of the date of incurrence thereof) of all such requested Incremental Revolving Credit Commitments and Incremental Revolving Credit Increases shall not exceed $200,000,000.

(ii) Each such notice shall specify the date (each, an “Increased Amount Date”) on which Borrowers propose that any Incremental Revolving Credit Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Agent (or such earlier date as may be approved by Agent).

(iii) Borrowers may invite any Lender, any Affiliate of any Lender and/or any other Person (any of the foregoing that is not then a Lender, a “New Lender”), to provide an Incremental Revolving Credit Commitment, subject to the consent of Agent and Issuer and Swing Loan Lender, in each case, such consent not to be unreasonably withheld, to the extent such consent would be required for an assignment by such Person (any such Person, an “Incremental Lender”), and subject to the requirements of Section 16.3.

(iv) Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment or any portion thereof.

(v) Any Incremental Revolving Credit Commitment shall become effective as of such Increased Amount Date; provided that, each of the following conditions has been satisfied or waived as of such Increased Amount Date:

(A) There shall exist no Default or Event of Default immediately prior to or after giving effect to any Incremental Revolving Credit Commitment and the making of any Incremental Revolving Credit Increase pursuant thereto;

(B) The amount of Incremental Revolving Credit Increase requested pursuant to this Section 2.24 shall be at least $50,000,000;

(C) each of the representations and warranties of Loan Parties contained in Article V of this Agreement shall be true in all material respects on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct in all material respects on and as of the specific dates or times referred to therein) and Loan Parties shall have performed and complied with all covenants and conditions hereof;

(D) the proceeds of any Incremental Revolving Credit Increase shall be used for any purpose not prohibited under this Agreement;

(E) each Incremental Revolving Credit Commitment (and the Incremental Revolving Credit Increases made thereunder) shall constitute Obligations of Borrowers;

(F) each New Lender shall execute a lender joinder and assumption agreement in substantially the form of Exhibit 2.24 hereto (a “Lender Joinder Agreement”) pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents (as applicable) with a Revolving Commitment Amount as set forth in such joinder and assumption agreement;

(G) (x) such Incremental Revolving Credit Increase shall mature on the last day of the Term, shall bear interest and be entitled to fees (other than upfront fees), in each case at the applicable Contract Rate, and shall be subject to the same terms and conditions as the Revolving Advances; (y) the outstanding Revolving Advances and the pro rata share of Swing Loans and the Maximum Undrawn Amount of all outstanding Letters of Credit will be reallocated by Agent on the applicable Increased Amount Date among Lenders holding Revolving Commitments (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Commitment Percentages (and Lenders holding Revolving Commitments (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and Borrowers shall pay any and all costs in connection with such reallocation as if such reallocation were a repayment); and (z) except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 2.24, be identical to the terms and conditions applicable to the Revolving Advances;

(H) any Incremental Revolving Credit Commitment shall otherwise be on terms and pursuant to documentation reasonably satisfactory to Agent and Borrowers;

(I) such Incremental Revolving Credit Commitments shall be effected pursuant to (x) in the case of a an Incremental Revolving Credit Commitment provided by an existing Lender, an amendment to Schedule 1.1 hereof reflecting the increase of such Lender’s existing Revolving Commitment Amount and (y) in the case of a an Incremental Revolving Credit Commitment provided by a New Lender, one or more Lender Joinder Agreements executed and delivered by Borrowers, Agent and the applicable New Lenders (which amendment to Schedule 1.1 or Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the Other Documents as may be necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 2.24);

(J) Borrowers shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Revolving Credit Increase and/or Incremental Revolving Credit Commitment), as may be reasonably requested by Agent in connection with any such transaction;

(K) Agent shall have received, prior to the consummation of such Incremental Revolving Credit Increase and/or Incremental Revolving Credit Commitment, such “onboarding” and tax and administrative forms that are customarily provided for new lenders in syndicated facilities; and

(L) Swing Loan Lender and Issuer shall have consent rights (not to be unreasonably withheld) with respect to such Incremental Lender, if such consent would be required for an assignment of Revolving Advances or Revolving Commitments, as applicable, to such Incremental Lender.

(b) [reserved].

(c) The Incremental Lenders shall be included in any determination of the Required Lenders, as applicable, and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(d) [reserved].

(e) On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Lender hereunder with respect to such Incremental Revolving Credit Commitment.

(f) On any Increased Amount Date, Borrowers shall pay all cost and expenses incurred by Agent in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Incremental Lenders in connection with, such Incremental Revolving Credit Increases.

(g) On any Increased Amount Date, the following dollar floors shall be automatically and proportionately increased (such that the percentage yielded by dividing such existing dollar floor by the aggregate Revolving Commitments, in each case as in effect prior to the effectiveness of such Incremental Revolving Credit Commitments, is the same as the percentage yielded by dividing such increased dollar floor by the aggregate Revolving Commitments, in each case immediately following the effectiveness of such Incremental Revolving Credit Commitments): (A) the definition of “Cash Dominion Trigger Event”; (B) the definition of “Cash Dominion Trigger Satisfaction Event”; (C) the definition of “Covenant Trigger Event”; (D) the definition of “Covenant Trigger Satisfaction Event”; (E)[reserved]; (F) the definition of “Letter of Credit Sublimit”; (G) the definition of “Maximum Swing Loan Advance Amount”; (H) the definition of “Monthly Borrowing Base Trigger Event”; (I) the definition of “Monthly Borrowing Base Trigger Satisfaction Event”; (J) clauses (a)(i), (b)(i)(A) and (b)(ii)(A) of the definition of “Payment Conditions”; (K) the definition of “Weekly Borrowing Base Trigger Event”; (L) the definition of “Weekly Borrowing Base Trigger Satisfaction Event”; (M) Section 2.1(c); (N) Section 4.6 and (O) Section 4.7.

2.25. Banking Services and Swaps. Each Lender, other than PNC or Affiliates thereof, providing any Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge, Lender Provided Commodity Hedge, or Other Lender Provided Financial Service Product shall deliver to the Agent, promptly after entering into such arrangement, written notice setting forth the aggregate amount of all Hedge Liabilities and Other Lender Provided Financial Service Product Liabilities owing to such Lender or Affiliate (whether matured or unmatured, absolute or contingent) and, in respect of Hedge Liabilities, the notional amount and the current mark-to-market value thereof) as of the date such notice is provided, in the form set forth on Exhibit 2.25. In addition, each such Lender or Affiliate thereof shall deliver to the Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Hedge Liabilities and Other Lender Provided Financial Service Product Liabilities (whether matured or unmatured, absolute or contingent) and, in respect of Hedge Liabilities, the notional amount and the current mark-to-market value thereof as of the date such summary is provided. For the avoidance of doubt, so long as PNC or its Affiliate is the Agent, neither PNC nor any of its Affiliates providing Lender Provided Interest Rate Hedge, Lender Provided Foreign Currency Hedge, Lender Provided Commodity Hedge, or Other Lender Provided Financial Service Product shall be required to provide any notice described in this Section 2.25.

2.26. [Reserved].

2.27. Judgment Currency.

(a) Currency Conversion Procedures for Judgments. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any Other Document in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal banking procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

(b) Indemnity in Certain Events. The obligation of Borrowers in respect of any sum due from Borrowers to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, Borrowers agree, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable monthly in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Term SOFR Rate Loans, (a) at the end of each Interest Period, and (b) for Term SOFR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the applicable period at a rate per annum equal to the applicable Revolving Interest Rate (the foregoing, as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations owing under this Agreement other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at a rate per annum equal to the Alternate Base Rate plus the then-applicable Applicable Margin plus an additional two percent (2%) per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit (the “Letter of Credit Fees”) for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin applicable to Letter of Credit Fees, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one eighth of one percent (0.125%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2%) per annum.

(b) Immediately upon the request of Agent following the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its Permitted Discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of (1) the cure or waiver of all Events of Default which resulted in the requirement to Cash Collateralize, or (2) the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof). Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any Deposit Account, Securities Account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations

(or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3. Facility Fee. If, for any day in each fiscal quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders based on their Revolving Commitment Percentages, a fee at a rate equal to the Applicable Unused Line Fee Percentage per annum for each such day on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the “Unused Line Fee”). The Unused Line Fee shall be payable to Agent in arrears on the first Business Day of each fiscal quarter with respect to each day in the previous fiscal quarter, and on the last day of the Term with respect to each day in the previous fiscal quarter or portion thereof ending on such date, as applicable.

3.4. Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5. Computation of Interest and Fees.

(a) Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

(b) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the Other Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(c) Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

3.6. Maximum Charges.

(a) In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law:

(i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

(b) If any provision of this Agreement or of any of the Other Documents would obligate any Loan Party to make any payment of interest or other amount payable to Agent or Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Agent or Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by Agent or Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) first, by reducing the amount or rate of interest required to be paid to Agent or Lenders under this Article III, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to Agent or Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if Agent or Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), Loan Parties shall be entitled, by notice in writing to Agent, to obtain reimbursement from Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by Lenders to Loan Parties. Any amount or rate of interest referred to in this Section 3.6(b) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the last day of the Term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any Taxes (except for (i) Indemnified Taxes (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, principal, this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Term SOFR Rate Loan, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Swing Loan Lender, any Lender or Issuer any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction suffered, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Term SOFR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8. Alternate Rate of Interest.

3.8.1. Interest Rate Inadequate or Unfair. If, on or prior to the first day of any Interest Period for any Term SOFR Rate Loan:

(a) Agent has determined that reasonable means do not exist for ascertaining the Term SOFR Rate;

(b) any Lender determines that for any reason in connection with any request for a Term SOFR Rate Loan or a conversion thereto or a continuation thereof that the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Rate Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and such Lender has provided notice of such determination to Agent; or

(c) any Lender has determined that the making, maintenance or funding of any Term SOFR Rate Loan has been made impracticable or unlawful by compliance by such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law);

then Agent shall give Borrowing Agent prompt written notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested Term SOFR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 2:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Term SOFR Rate Loan, (ii) any Domestic Rate Loan or Term SOFR Rate Loan which was to have been converted to an affected type of Term SOFR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 2:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Term SOFR Rate Loan, and (iii) any outstanding affected Term SOFR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 2:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Term SOFR Rate Loan, shall be converted into an unaffected type of Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected Term SOFR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected Term SOFR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Term SOFR Rate Loan or maintain outstanding affected Term SOFR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Term SOFR Rate Loan into an affected type of Term SOFR Rate Loan.

3.8.2. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any Other Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.

(c) Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrowers and Lenders of (i) the implementation of any Benchmark Replacement, and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Borrowers of, (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document except, in each case, as expressly required pursuant to this Section.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor of such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers may revoke any pending request for an Advance bearing interest based on the Term SOFR Rate or Daily Simple SOFR, as applicable, conversion to or continuation of Advances bearing interest based on the Term SOFR Rate or Daily Simple SOFR, as applicable, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a Domestic Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f) Certain Defined Terms. As used in this Agreement:

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or a component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (d) of this Section.

“Benchmark” shall mean, initially, the Term SOFR Rate or Daily Simple SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate, Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:

(1) to the extent the applicable Benchmark is not Daily Simple SOFR, the sum of (A) Daily Simple SOFR and (B) the SOFR Adjustment;

(2) to the extent the applicable Benchmark is Daily Simple SOFR or option 1 above is not available, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrowers, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention, for determining a benchmark rate as a replacement to the then-current benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be less than the SOFR Floor, the Benchmark Replacement will be deemed to be the SOFR Floor for the purposes of this Agreement and the Other Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustments, (which may be a positive or negative value or zero) that has been selected by Agent and Borrowers giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean a date and time determined by Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by a Governmental Body having jurisdiction over Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement

Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting.”

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender, Issuer or any Lender shall have determined that any Change in Law affecting Agent, any Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender, Issuer, or any Lender makes or maintains any Term SOFR Rate Loans) has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender, Issuer or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, Issuer or such Lender could have achieved but for such Change in Law (taking into consideration Agent, Swing Loan Lender’s, Issuer’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, Issuer or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender, Issuer or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, Issuer or such Lender for such reduction suffered.

(b) A certificate of Agent, Swing Loan Lender, Issuer or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender, Issuer or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent make such deduction or withholding and shall and timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Loan Parties shall be increased as necessary so that after making all required deduction or withholding (including deductions applicable to additional sums payable under this Section), Agent, Swing Loan Lender, Lender or Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made. For purposes of this Section 3.10, the term “Lender” includes the Swing Loan Lender and Issuer.

(b) Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Loan Party shall indemnify Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Loan Parties by any Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 6.13(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Obligations hereunder or any Other Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Other Document or otherwise payable by Agent to Lender from any other source against any amount due to Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Body, Loan Parties shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any Other Document shall deliver to Loan Parties (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Loan Parties or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Loan Parties or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Loan Parties or Agent as will enable Loan Parties or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(i)-(v) of this Section) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States of America, any Lender shall deliver to Loan Parties and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Loan Parties or Agent), whichever of the following is applicable:

(i) in the case of any Lender that is not a Foreign Lender, two duly completed executed copies of an IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) in the case of any Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Other Document, two duly completed executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Other Document, two duly completed executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii) two duly completed executed copies of IRS Form W-8ECI,

(iv) in the case of any Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Loan Party within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E,

(v) to the extent a Lender that is not a resident for tax purposes in the United States of America is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner, or

(vi) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Loan Parties to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.

(g) If a payment made to a Lender or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Agent shall deliver to Agent (in the case of a Lender) and Loan Parties (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Loan Party sufficient for Agent and Loan Parties to comply with their obligations under FATCA and to determine that such Lender or Agent has complied with such applicable reporting requirements or to determine the amount, if any, to deduct and withhold from such payment. If any such form or certification it previously delivered by a Person hereunder expires or becomes obsolete or inaccurate in any respect, such Person shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments to FATCA after the date of this Agreement. For the avoidance of doubt, for purposes of this Section 3.10, “Applicable Law” includes FATCA.

(h) If Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by Loan Parties or with respect to which Loan Parties have paid additional amounts pursuant to this Section, it shall pay to Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Loan Parties under this Section with respect to the Indemnified Taxes giving rise to such refund); net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Loan Parties, upon the request of Agent or such Lender agrees to repay the amount paid over to Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Loan Parties or any other Person.

3.11. Replacement of Lenders.

(a) If any Lender makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.10 hereof then such Lender shall (at the request of any Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7 or 3.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (an “Affected Lender”) (i) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof (and, with respect to amounts due under Section 3.7 and 3.10, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.11(a)), (ii) is unable to make or maintain Term SOFR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (iii) is a Defaulting Lender, or (iv) denies any consent requested by Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to Agent and such Affected Lender (1) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”), provided, that, Agent’s consent to a Replacement Lender shall not be required if the Replacement Lender is already a Lender, an Affiliate of a Lender or an Approved Fund; (2) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Amount as provided herein, but none of such Lenders shall be under any obligation to do so; or (3) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Amount, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.	U.S. COLLATERAL: GENERAL TERMS

4.1. Security Interest in the U.S. Collateral. To secure the prompt payment and performance of the Secured Obligations, each Domestic Loan Party hereby assigns, pledges and grants to Agent, for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its U.S. Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. The security interest of Agent in (a) the Canadian Collateral will also be evidenced by the Canadian Security Documents and (b) the Mexican Collateral will also be evidenced by the Mexican Law Documents. Each Domestic Loan Party shall provide Agent with prompt written notice of all Commercial Tort Claims related to the U.S. Collateral for which the amount of damages sought exceeds $1,000,000 upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Domestic Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such Commercial Tort Claims related to the U.S. Collateral described therein and all proceeds thereof. Each Domestic Loan Party shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, in each case, relating to the U.S. Collateral, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2. Perfection of Security Interest. Each Domestic Loan Party shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the U.S. Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the U.S. Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Collateral Access Agreements as Agent may reasonably request (it being understood that, in each case, notwithstanding the use of or failure to use commercially reasonable efforts to obtain any such Collateral Access Agreements, the failure to so obtain any such Collateral Access Agreement shall entitle Agent to institute an appropriate Reserves as determined in Agent’s Permitted Discretion with respect to any such location (provided that Loan Parties shall not be required to obtain Collateral Access Agreements with respect to those locations of Loan Parties identified on Schedule 4.4 at which less than One Million and 00/100 Dollars ($1,000,000.00) of Collateral is located and Agent shall not be permitted to institute reserves in respect thereof)), (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the U.S. Collateral, (iv) using commercially reasonable efforts to enter into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent in its Permitted Discretion, and (v) executing and delivering control agreements, notices and assignments in respect of the U.S. Collateral, in each case in form and substance satisfactory to Agent in its Permitted Discretion, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien in the U.S. Collateral under the Uniform Commercial Code. By its signature hereto, each Loan Party hereby authorizes Agent to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall, if unpaid by Borrowers, be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Domestic Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Preservation of U.S. Collateral. Following the occurrence and during the continuation of an Event of Default in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the U.S. Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Domestic Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the U.S. Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the U.S. Collateral; (d) may use any Domestic Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the U.S. Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the U.S. Collateral is located, and may proceed over and through any of Domestic Loan Parties’ owned or leased property. Following the occurrence and during the continuation of an Event of Default, each Domestic Loan Party shall cooperate fully with all of Agent’s efforts to preserve the U.S. Collateral and will take such actions to preserve the U.S. Collateral as Agent may direct. All of Agent’s expenses of preserving the U.S. Collateral pursuant to this Section 4.3, including any expenses relating to the bonding of a custodian, if unpaid, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4. Ownership and Location of U.S. Collateral.

(a) At the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s Inventory shall be located (y) as set forth on Schedule 4.4 (as updated from time to time) or (z) at such other location as permitted under Section 4.4(b)(i), and shall not be removed from such location(s) without the prior written consent of Agent except (A) to the extent held at another such location, (B) with respect to the sale of Inventory in the ordinary course of business, (C) with respect to Inventory either in transit from one location identified on Schedule 4.4 to another location identified on Schedule 4.4, or (D) located at third-party suppliers or processors or Subsidiaries of Domestic Loan Parties in the ordinary course of business.

(b) (i) There is no location at which any Loan Party has any Inventory except for (1) Inventory in transit in the ordinary course of business, (2) Inventory located at third-party suppliers or processors or at Loan Parties or Subsidiaries of Loan Parties in the ordinary course of business, or (3) to the extent the book value of such Inventory does not exceed $1,000,000 other than those locations listed on Schedule 4.4; (ii) Schedule 4.4 hereto contains a correct and complete list, as of the Steel Spin-Off Effective Date, of the legal names and addresses of each warehouse at which Inventory of any Loan Party is stored; none of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4 hereto sets forth a correct and complete list as of the Steel Spin-Off Effective Date of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4 hereto sets forth a correct and complete list as of the Steel Spin-Off Effective Date of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5. Defense of Agent’s and Lenders’ Interests. Until the Payment in Full of the Obligations, Agent’s interests in the U.S. Collateral shall continue in full force and effect. Each Domestic Loan Party shall defend Agent’s interests in the U.S. Collateral against any and all Persons whatsoever. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the U.S. Collateral and the U.S. Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the U.S. Collateral, Domestic Loan Parties shall, upon demand, assemble it and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all U.S. Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Domestic Loan Party shall, and Agent may, at its option, during the continuance of an Event of Default, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Domestic Loan Party’s possession, they, and each of them, shall be held by such Domestic Loan Party in trust as Agent’s trustee, and such Domestic Loan Party will, during the continuance of an Event of Default, immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6. Inspection of Premises. Agent shall have, at any time after the Closing Date and from time to time but no more than one (1) time per calendar year, full access to and the right to inspect the Collateral and all records pertaining thereto and to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business at Loan Parties’ expense; provided that (A) there shall be no limitation on the number or frequency of such field examinations at Loan Parties’ expense if an Event of Default has occurred and is continuing; and (B) the frequency of such field examinations at Loan Parties’ expense may be increased by an additional one (1) time in any calendar year during which Undrawn Availability is less than the greater of (i) 15% of the Line Cap and (ii) $68,750,000 for a period five (5) consecutive Business Days.

4.7. Appraisals. Agent may, at any time after the Closing Date and from time to time but no more than: (i) with respect to Inventory, one (1) time per calendar year; and (ii) to the extent the Eligible Equipment Option Exercise has occurred, with respect to Eligible Equipment, one (1) time per calendar year, in each case, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, at Loan Parties’ expense, for the purpose of appraising the then current values of Loan Parties’ Inventory and/or Eligible Equipment, as the case may be. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Loan Parties as to the identity of any such firm. Notwithstanding the foregoing, (A) if an Event of Default has occurred and is continuing, there shall be no limitation on the number or frequency of the Inventory and/or Eligible Equipment appraisals at Loan Parties’ expense; and (B) the frequency of (x) Inventory appraisals at Loan Parties’ expense may be increased by an additional one (1) time and (y) the frequency of Eligible Equipment appraisals at Loan Parties’ expense may be increased by an additional one (1) time, in each case, in any calendar year during which Undrawn Availability is less than the greater of (i) 15% of the Line Cap and (ii) $68,750,000 for a period five (5) consecutive Business Days. In the event the value of Loan Parties’ Eligible Inventory or Eligible Equipment, as applicable, as so determined pursuant to any appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Loan Parties shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8. Receivables; Blocked Accounts and Deposit Accounts.

(a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on any accounts receivable schedules or other Borrowing Base reporting delivered by Loan Parties to Agent.

(b) Each Customer, to the knowledge of each Loan Party, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent, to the extent such Loan Party has knowledge thereof, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Loan Party’s books and records are located as set forth on Schedule 4.4. Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such location as specified in Schedule 4.4.

(d) Upon the occurrence of a Cash Dominion Trigger Event and prior to a Cash Dominion Trigger Satisfaction Event with respect thereto, each Loan Party shall, at such Loan Party’s cost and expense, but on Agent’s behalf and for Agent’s account (1) collect as Agent’s property and in trust for Agent all amounts due and/or received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and (2) as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (A) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (B) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into Blocked Accounts(s) and/or Depository Account(s).

(e) At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, during the continuance of such Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, to the extent unpaid, may be charged to Borrowers’ Account and added to the Obligations.

(f) Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to receive, endorse, assign and/or deliver in the name of Agent or any Domestic Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Domestic Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Domestic Loan Party hereby constitutes Agent or Agent’s designee as such Domestic Loan Party’s attorney with power at any time after the occurrence and during the continuance of an Event of Default (i) to endorse such Domestic Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or U.S. Collateral; (ii) to sign such Domestic Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Domestic Loan Party’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the U.S. Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Domestic Loan Parties’ rights and remedies with respect to the collection of the Receivables and any other U.S. Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Domestic Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Domestic Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence or willful misconduct; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right, at any time following the occurrence of an Event of Default which is continuing, to change the address for delivery of mail addressed to any Domestic Loan Party to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Domestic Loan Party.

(g) Except as provided in subsection (f) above, neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.

(h) All proceeds of Collateral received by any Loan Party shall be deposited by Loan Parties into either (i) a lockbox account, dominion account or such other “blocked account” (each a “Blocked Account” and collectively the “Blocked Accounts”) established at a bank or banks as may be acceptable to Agent in its Permitted Discretion (each such bank, a “Blocked Account Bank” and collectively, “Blocked Account Banks”) (and provided that JPMorgan Chase and Northern Trust are acceptable Blocked Account Banks) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent in its Permitted Discretion or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Loan Party, Agent and each Blocked Account Bank shall enter into a Blocked Account Agreement in form and substance satisfactory to Agent in its Permitted Discretion that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such Blocked Accounts. Upon the occurrence of a Cash Dominion Trigger Event and prior a Cash Dominion Trigger Satisfaction Event in respect thereof, Agent shall have the sole and exclusive right to direct, and is hereby authorized to give instructions pursuant to such Blocked Account Agreements directing, the disposition of funds in the Blocked Accounts and Depository Accounts (any such instructions, an “Activation Notice”) to Agent on a daily basis, either to a deposit account maintained by Agent at PNC or by wire transfer to a deposit account at PNC, which such funds may be applied by Agent to repay the Obligations, and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding Letters of Credit in accordance with Section 3.2(b) hereof. Prior to the occurrence of a Cash Dominion Trigger Event and following a Cash Dominion Trigger Satisfaction Event, Loan Parties shall retain the right to direct the disposition of funds in the Blocked Accounts. In the event that Agent issues an Activation Notice, Agent agrees to rescind such Activation Notice upon the occurrence of a Cash Dominion Trigger Satisfaction Event (it being understood that, notwithstanding any such rescission, Agent shall have the right and is authorized to issue an additional Activation Notice if a subsequent Cash Dominion Trigger Event shall have occurred at any time thereafter). All funds deposited in the Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent, for its own benefit and the ratable benefit of the other Secured Parties. Neither Agent nor any Lender assumes any responsibility for such Blocked Account Agreements, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Upon the occurrence of a Cash Dominion Trigger Event and prior a Cash Dominion Trigger Satisfaction Event, so long as an Event of Default is not continuing, Agent shall (A) apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations: first, to prepay any Protective Advances that may be outstanding, second, to prepay the Revolving Advances and Swing Loans, and third, as Borrowing Agent may direct, subject to Borrowers’ ability to re-borrow Revolving Advances in accordance with the terms hereof and (B) reduce the Eligible Receivables associated with such funds as set forth in the then current Borrowing Base Certificate.

(i) Notwithstanding anything that may be contained herein to the contrary, following the occurrence of a Cash Dominion Trigger Event, if an Authorized Officer of Borrowing Agent certifies to Agent in writing that a Cash Dominion Trigger Satisfaction Event has occurred (and Borrowing Agent has provided Agent with all calculations and documentation reasonably requested by Agent in connection therewith), (i) the requirements of Sections 4.8(d) and 4.8(h) shall be suspended until the next Cash Dominion Trigger Event occurs, and (ii) Agent shall provide written notice to Borrowing Agent that the requirements of Sections 4.8(d) and 4.8(h) will be suspended until the occurrence of the next Cash Dominion Trigger Event.

(j) No Loan Party will, without Agent’s consent (not to be unreasonably withheld), compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the ordinary course of business of such Loan Party.

(k) All Deposit Accounts (including all Blocked Accounts and Depository Accounts), Securities Accounts and investment accounts of each Loan Party as of the Steel Spin-Off Effective Date are set forth on Schedule 4.8(k). Following the Steel Spin-Off Effective Date, no Loan Party shall open any new Deposit Account, Securities Account or investment account (in each case, other than an Excluded Account), unless Borrowing Agent shall have given at least fifteen (15) days prior written notice to Agent. If such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent, then within thirty (30) days after the creation of such account, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall enter into a Blocked Account Agreement in form and substance satisfactory to Agent in its Permitted Discretion sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account, provided, that, for the avoidance of doubt, no Blocked Account Agreement will be required for an Excluded Account.

(l) The aggregate amount on deposit in all Mexican Deposit Accounts shall not exceed (i) $5,000,000 at any time during a Cash Dominion Period, and (ii) $10,000,000 at any other time.

4.9. Inventory. To the knowledge of each Domestic Loan Party, at all times, the hours worked and payments made to employees of any Domestic Loan Party have not been in violation of the Fair Labor Standards Act and all rules, regulations and orders promulgated thereunder to the extent subject thereto.

4.10. [Reserved].

4.11. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Domestic Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Domestic Loan Party’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Domestic Loan Party of any of the terms and conditions thereof.

4.12. Financing Statements. Except with respect to the financing statements filed by Agent and financing statements related to Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

4.13. Certain Excluded Subsidiaries. Notwithstanding anything in this Agreement or in the Other Documents to the contrary, no Excluded Subsidiary shall be required to become a Guarantor or pledgor of U.S. Collateral under this Agreement or any Other Documents or shall be liable for or in any manner responsible for, or be deemed to have guaranteed, directly or indirectly, whether as a primary obligor, guarantor, indemnitor, or otherwise, and none of their assets shall secure, directly or indirectly, any obligations (including principal, interest, fees, penalties, premiums, expenses, charges, reimbursements, indemnities or any other Secured Obligations) in respect of any Loan Party under this Agreement, any Other Document, any other document with respect to any Secured Obligations or any other agreement executed and/or delivered in connection with any of the foregoing.

V.	REPRESENTATIONS AND WARRANTIES.

Each Loan Party jointly and severally represents and warrants as follows:

5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or limited liability company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or to the conduct of such Loan Party’s business or of any Material Contract or undertaking to which such Loan Party is a party or by which such Loan Party is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, except where the failure to obtain such Consents would not reasonably be expected to result in a Material Adverse Change, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any agreement, instrument, or other document to which such Loan Party is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) Each Loan Party and each Domestic Subsidiary of a Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify would reasonably be expected to result in a Material Adverse Change. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any material amendment or changes thereto.

(b) The only Subsidiaries of Loan Parties as of the Steel Spin-Off Effective Date are listed on Schedule 5.2(b).

5.3. Survival of Representations and Warranties. All representations and warranties of such Loan Party contained in this Agreement and the Other Documents to which it is a party shall be true and correct in all material respects (without duplication of any materiality qualifiers therein) at the time of such Loan Party’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto, provided, that, any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date (without duplication of any materiality qualifiers therein).

5.4. Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all material federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except (a) taxes, assessments, fees and other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the amount thereof is not material. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) Worthington Steel has delivered to Agent copies of Worthington Industries’ audited year-end financial statements on a consolidated basis for and as of the end of the fiscal year ended May 31, 2023. In addition, Worthington Steel has delivered to Agent copies of Worthington Industries’ unaudited consolidated interim financial statements as of the end of the fiscal quarter ended August 31, 2023 (all such annual and interim statements being collectively referred to as the “Statements”). The Statements were compiled from the books and records maintained by Worthington Industries’ management, are correct and complete and fairly represent the consolidated financial condition of Worthington Industries and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim Statements) to normal year-end audit adjustments.

(b) The pro forma projections (including a pro forma closing balance sheet and pro forma statements of operations and cash flow) of Worthington Steel and its Subsidiaries on a consolidated basis for the fiscal years 2024 through 2029 and quarterly projections through May 31, 2025, copies of which have been delivered to Agent and Lenders (the “Projections”) were approved by the Chief Financial Officer of Worthington Steel, are based on underlying assumptions which as of the Closing Date provide a reasonable basis for the Projections contained therein and as of the Closing Date reflect Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond Loan Parties’ control, and that no assurance can be given that the Projections will be realized).

(c) The pro forma balance sheet of Worthington Steel (the “Pro Forma Balance Sheet”) furnished to Agent on or before the Closing Date reflects the consummation of the Steel Spin-Off and is accurate, complete and correct and fairly reflects the financial condition of Worthington Steel as of the Closing Date after giving effect to the Steel Spin-Off, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the Chief Financial Officer of Worthington Steel.

(d) Neither Worthington Steel nor any Subsidiary of Worthington Steel has any liabilities, contingent or otherwise, or forward or long-term commitments required to be disclosed in financial statements prepared under GAAP that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Worthington Steel or any Subsidiary of Worthington Steel required to be disclosed in the Statements under GAAP which would constitute a Material Adverse Change. Since May 31, 2023, no Material Adverse Change has occurred.

5.6. Entity Names. Except as set forth on Schedule 5.6 hereto no Loan Party has been known by any other company or corporate name (excluding any trade names of any such Loan Party), as applicable, in the five (5) years prior to the Closing Date, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the five (5) years prior to the Closing Date.

5.7. O.S.H.A. Environmental Compliance.

(a) Except as set forth on Schedule 5.7 hereto, each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws except to the extent such failure to comply would not reasonably be expected to result in a Material Adverse Change, and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations, except to the extent such citations, notices or orders would not reasonably be expected to result in a Material Adverse Change.

(b) Except as set forth on Schedule 5.7 hereto, each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws except to the extent the failure to obtain such licenses, certificates or permits would not reasonably be expected to result in a Material Adverse Change and all such Approvals are current and in full force and effect.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) (i) After giving effect to the transactions contemplated by this Agreement, Loan Parties, taken as a whole, will be solvent, able to pay their debts as they mature and are not an Insolvent Person (as defined in the Bankruptcy and Insolvency Act (Canada)), will have capital sufficient to carry on their businesses and all businesses in which they are about to engage, (ii) after giving effect to the Steel Spin-Off, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities, and (iii) subsequent to the Steel Spin-Off, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed on Schedule 5.8(b)(i), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which would reasonably be expected to constitute a Material Adverse Change. No Loan Party has any outstanding Indebtedness other than the Secured Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c) No Loan Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which would reasonably be expected to result in a Material Adverse Change, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal except to the extent such violation would not reasonably be expected to result in a Material Adverse Change. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d) No Loan Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto. (i) Each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) except as set forth on Schedule 5.8(d), the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Loan Party nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither any Loan Party nor any member of the Controlled Group nor, to the knowledge of Loan Parties, any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) except as set forth on Schedule 5.8(d) or as provided in various labor contracts to which one or more of Loan Parties is a party and in effect from time to time neither any Loan Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with

Section 4980B of the Code; (xiii) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) to the knowledge of Loan Parties, no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

(e) As of the Closing Date, none of the Loan Parties or any Subsidiary thereof sponsors, maintains or contributes to any Canadian Defined Benefit Pension Plans or any Canadian Multi-Employer Pension Plans. The liability of any Loan Party or Subsidiary thereof in respect of any Canadian Multi-Employer Pension Plan is limited to a fixed percentage of employee earnings (or other fixed contribution formula) set out in a collective agreement and the Loan Party or Subsidiary has (x) no withdrawal liability under the Canadian Multi-Employer Pension Plan, and (y) no obligation to make solvency or wind-up or other deficiency funding payments to the Canadian Multi-Employer Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Change, (i) the Canadian Pension Plans are duly registered under the iTA and all other laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status, (ii) the Canadian Pension Plans administered by the Loan Parties have been, administered and invested in material compliance with their terms and requirements of law and there have been no improper withdrawals or applications of the assets of such Canadian Pension Plans, (iii) there are no outstanding material disputes concerning the assets of the Canadian Pension Plans, and (iv) all payments, contributions required to be made by any Loan Party or Subsidiary thereof to or in respect of any Canadian Defined Benefit Pension Plan or Canadian Multi-Employer Pension Plan have been made on a timely basis in accordance with the current terms of such plans and all requirements of law. No Canadian Pension Event has occurred or is reasonably expected to occur that singly, or in the aggregate with such other events, would reasonably be expected to have a Material Adverse Change.

5.9. Patents, Trademarks, Copyrights and Licenses. Each Loan Party and each Domestic Subsidiary of each Loan Party owns or possesses all Intellectual Property reasonably necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Domestic Subsidiary, except where such failure would not constitute a Material Adverse Change. Loan Parties are not aware of any actual or alleged objections or challenges to the Intellectual Property, except where such objections, challenges or alleged infringement would not result in a Material Adverse Change.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial, territorial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with procure such licenses or permits would reasonably be expected to result in a Material Adverse Change.

5.11. [Reserved].

5.12. No Event of Default. No Event of Default has occurred and is continuing.

5.13. No Burdensome Restrictions. No Loan Party or Domestic Subsidiary of a Loan Party is party to any contract or agreement the performance of which would reasonably be expected to result in a Material Adverse Change. No Loan Party or Domestic Subsidiary of a Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. Except as would not reasonably be expected to result in a Material Adverse Change or as set forth in Schedule 5.14, (i) no Loan Party is involved in any material labor dispute and (ii) there are no strikes or walkouts by employees of any Loan Party.

5.15. Margin Regulations. No Loan Party and no Domestic Subsidiary of a Loan Party is engaged, nor does it intend to engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstance in which made, not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which would reasonably be expected to result in a Material Adverse Change.

5.18. Steel Spin-Off. As of the Closing Date, Agent has received complete copies of all material documents related to the Steel Spin-Off (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) requested by Agent. As of the Closing Date, none of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.19. [Reserved].

5.20. [Reserved].

5.21. [Reserved].

5.22. Ineligible Securities. Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period,

or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.23. [Reserved].

5.24. [Reserved].

5.25. Commercial Tort Claims. Except as otherwise disclosed in writing to Agent, no Loan Party has any Commercial Tort Claims related to the Collateral for which the amount of damages sought exceeds $1,000,000 upon the occurrence of any events giving rise to any such claim(s).

5.26. Letter of Credit Rights. As of the Closing Date, no Loan Party has any letter of credit rights securing the payment of Eligible Receivables or Eligible Mexican Receivables, as applicable.

5.27. Material Contracts. At all times following the Steel Spin-Off Effective Date, all Material Contracts of Loan Parties are in full force and effect and no material defaults currently exist thereunder.

5.28. [Reserved].

5.29. Senior Debt Status. The Obligations of each Loan Party under this Agreement and the Other Documents to which any Loan Party is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party (i) to the extent secured by Permitted Encumbrances or (ii) to the extent secured by assets not constituting Collateral.

5.30. Sanctions and other Anti-Terrorism Laws. No: (a) Loan Party nor any of its Subsidiaries, nor any employees, officers, directors, or Affiliates acting on a Loan Party’s or a Subsidiary’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; or (iii) is located, organized or resident in a country or territory that is the subject of Sanctions; or (b) Collateral is Embargoed Property.

5.31. Anti-Corruption Laws. Each Loan Party and its Subsidiaries has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

VI.	AFFIRMATIVE COVENANTS.

Each Loan Party jointly and severally covenant and agree that until the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof), each such Loan Party shall:

6.1. Compliance with Laws. Comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 6.1 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement) where the failure to do so would reasonably be expected to result in a Material Adverse Change; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would reasonably be expected to result in a Material Adverse Change; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so would reasonably be expected to result in a Material Adverse Change.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries in all material respects will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Loan Parties.

6.4. Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except (a) to the extent any such tax, assessment or other charge is the subject of a good faith dispute that is being diligently prosecuted and for which such Loan Party is maintaining adequate reserves therefor in accordance with GAAP or (b) to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Change. After the occurrence and during the continuation of an Event of Default, Agent may, in its Permitted Discretion, pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Agent in its Permitted Discretion. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

6.5. Preservation of Existence, Etc. (a) Maintain its legal existence as a corporation, partnership or limited liability company, as the case may be, and (b) maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, in each case, except as otherwise expressly permitted by this Agreement or to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Change.

6.6. [Reserved].

6.7. Visitation Rights. Subject to the limitations of Section 4.6 and 4.7, permit any of the officers or authorized employees or representatives of Agent or any of Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of Agent or Lenders may reasonably request (provided, however, that prior to the occurrence of an Event of Default or Default that is continuing, such visits or inspections shall not exceed once per calendar year), provided that each Lender shall provide Loan Parties and Agent with reasonable written notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by Agent.

6.8. Use of Proceeds. Use the Letters of Credit and the proceeds of the Revolving Advances only in accordance with Section 2.21 hereof.

6.9. Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.

(a) Loan Parties covenant and agree that they shall promptly notify Agent and each Lender in writing upon a Loan Party’s knowledge of the occurrence of a Reportable Compliance Event.

(b) Each Loan Party and its Subsidiaries shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.

(c) (i) No Covered Compliance Entity will become a Sanctioned Person, (ii) no Covered Compliance Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Jurisdiction or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or directly derive any of its income from investments in or transactions with, any Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (d) use the Advances or Letters of Credit or any proceeds therefrom to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Jurisdiction or Sanctioned Person in violation of any Anti-Terrorism Law or would otherwise result in any violation of any Anti- Terrorism Laws or Sanctions; (iii) the funds used to repay the Obligations will not be derived from any unlawful activity or in any manner that would cause a party to this Agreement to be in breach of any Anti-Terrorism Laws or Sanctions, (iv) each Covered Compliance Entity shall comply with all Anti-Terrorism Laws, and (v) the Loan Parties shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

(d) Each Loan Party represents and warrants that each Person that, directly or indirectly, is in control of a Loan Party, is not a Sanctioned Person. For purposes of this clause (d), control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 50% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

6.10. Financial Covenants. At any time after a Covenant Trigger Event has occurred and until the occurrence of a Covenant Trigger Satisfaction Event, Loan Parties shall maintain a Fixed Charge Coverage Ratio of not less than 1.00 to 1.00, calculated as of the end of the most recently ended fiscal quarter for which quarterly financial statements were due under this Agreement prior to the occurrence of such Covenant Trigger Event, and measured thereafter as of the end of each fiscal quarter, in each case for the four (4) consecutive fiscal quarters then ended.

6.11. Insurance.

(a) Insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as acceptable to Agent in its Permitted Discretion. Loan Parties shall comply with the covenants of such insurance policies. Risk of loss of, damage to, or destruction of the applicable Collateral is on Loan Parties. If Loan Parties fail to effect and keep in full force and effect such insurance, or fail to pay the premiums when due, Agent may (but shall not be obligated to) do so for the account of Loan Parties and add the cost thereof to the Obligations. Each Loan Party agrees to cause Agent to be added by endorsement, in form and substance reasonably satisfactory to Agent, (a) as an additional insured with respect to all applicable policies of liability insurance and (b) as a lenders’ loss payee (for itself and the benefit of Lenders) to all applicable policies of commercial property insurance of any Loan Party, as Agent’s interests may appear, or otherwise assign and set over to Agent all monies which may become payable on account of such insurance with respect to any loss event(s) involving Inventory and/or, at all times on and after the date of the Eligible Equipment Option Exercise, Eligible Equipment, as applicable. So long as no Cash Dominion Trigger Event has occurred and is continuing and to the extent the insurance proceeds with respect to such Inventory and/or, at all times on and after the date of the Eligible Equipment Option Exercise, Eligible Equipment, as applicable, are less than Twenty-Five Million and 00/100 Dollars ($25,000,000.00) such Loan Party or Loan Parties may retain and use such proceeds to purchase or produce replacement Inventory and/or, at all times on and after the date of the Eligible Equipment Option Exercise, Eligible Equipment, as applicable; provided, however, notwithstanding the foregoing, each Loan Party agrees to pay over any such amounts to Agent to the extent such Loan Party or Loan Parties have not used such proceeds to purchase or produce replacement Inventory and/or, at all times on and after the date of the Eligible Equipment Option Exercise, Eligible Equipment, as applicable, during the one hundred eighty (180) day period commencing on the date such insurance proceeds become available to the such Loan Party or Loan Parties. In the event any such insurance proceeds are not eligible hereunder to be paid directly to the applicable Loan Party or Loan Parties as provided for above, each such Loan Party or Loan Parties shall direct the applicable insurer(s) to pay Agent any such amount so due. Upon the occurrence and during the continuance of a Cash Dominion Trigger Event, Agent shall be automatically and irrevocably appointed the attorney-in-fact of each Loan Party to, following the occurrence and continuance of a Cash Dominion Trigger Event, endorse any draft or check that may be payable to such Loan Party in order to collect the proceeds of such insurance. Any balance of insurance proceeds remaining in the possession of Agent after Payment in Full of the Obligations shall be paid over to such Loan Party or its order.

(b) Borrowers shall deliver copies of the insurance endorsements required by the foregoing clause (a) to Agent within 30 days following the Closing Date (or such later date as Agent shall agree in its Permitted Discretion).

6.12. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods), all its Indebtedness, except when the failure to do so would not reasonably be expected to result in a Material Adverse Change or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect except where the failure to do so would not reasonably be expected to result in a Material Adverse Change or when the amount or validity thereof is currently being Properly Contested.

6.13. Environmental Matters.

(a) Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws except to the extent the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

(b) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary and reasonable action to address the same and to avoid subjecting the Collateral or Real Property to any Lien.

6.14. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7 and 9.8, as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.15. Steel Spin-Off. Cause the Steel Spin-Off to become effective no later than 10 Business Days following the Closing Date.

6.16. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.17. Government Receivables. To the extent that Loan Parties desire to include such Receivables in Eligible Receivables, take all steps necessary to protect Agent’s interest in the

Collateral under the Federal Assignment of Claims Act, the Financial Administration Act (Canada), the Uniform Commercial Code, the PPSA and all other applicable federal, state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States of America, Canada, any state, province, territory or any department, agency or instrumentality of any of them which Loan Parties desire to include in Eligible Receivables.

6.18. Depository Accounts; Blocked Account Agreements. Within 90 days of the Closing Date or such later date as Agent shall agree in its Permitted Discretion, Borrowers shall have opened Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into Blocked Account Agreements or other similar agreements with the applicable financial institutions, in each case, in form and substance satisfactory to Agent, with respect to such Blocked Accounts.

6.19. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.19, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.19 shall remain in full force and effect until Payment in Full of the Obligations. Each Qualified ECP Loan Party intends that this Section 6.19 constitute, and this Section 6.19 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.20. Additional Subsidiaries.

(a) Subject to Applicable Law, each Loan Party will cause each Subsidiary that is formed or acquired after the date of this Agreement (and that is not an Excluded Subsidiary) or that ceases to be an Excluded Subsidiary after the Closing Date in accordance with the terms of this Agreement, within sixty (60) days (in each case, as such time may be extended in Agent’s sole discretion) thereof, to become a Borrower or a Guarantor, as applicable, pursuant to a Borrower Joinder or a Guarantor Joinder, as applicable, and take all such further actions (including authorizing the filing and recording of financing statements, fixture filings, and other documents) that are required under the Other Documents or this Agreement to cause the Liens of Agent hereunder and under the Other Documents to be applicable with respect to such Subsidiary and take any further action reasonably requested by Agent in respect thereof; provided that, prior to the effectiveness of any such joinder, Agent and each Lender shall have received, in form and substance reasonably acceptable to Agent or such Lender, as applicable, such documentation and information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and CAML. Upon execution and delivery thereof, each such Person (i) shall automatically become a Borrower or Guarantor, as applicable hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Other Documents and (ii) will grant Liens to Agent, for the benefit of Agent and the applicable Secured Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Other Document.

(b) Within 15 Business Days following the Closing Date, or such later date as Agent shall agree in its Permitted Discretion, cause Worthington Steel Services, LLC, an Ohio limited liability company (“WSS”) to become a Guarantor pursuant to a Guarantor Joinder and take all such further actions (including authorizing the filing and recording of financing statements and other documents and delivery of customary legal opinions) that are required under the Other Documents or this Agreement to cause the Liens of Agent hereunder and under the Other Documents to be applicable with respect to WSS and take any further action reasonably requested by Agent in respect thereof; provided that, prior to the effectiveness of such joinder, Agent and each Lender shall have received, in form and substance reasonably acceptable to Agent or such Lender, as applicable, such documentation and information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and CAML.

VII.	NEGATIVE COVENANTS.

No Loan Party shall, until the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof):

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or consummate an LLC Division or permit any other Person to consolidate with or merge or amalgamate with it, provided that:

(i) (A) any Borrower may merge, amalgamate or consolidate into or acquire all or substantially all of the assets of another Borrower, (B) (i) any Domestic Loan Party that is not a Borrower may merge into, amalgamate with or acquire all or substantially all of the assets of another Domestic Loan Party that is not a Borrower, and (ii) any Foreign Loan Party that is not a Borrower may merge into, amalgamate with or acquire all or substantially all of the assets of another Foreign Loan Party of the same jurisdiction that is not a Borrower, (C) (i) any Domestic Loan Party that is not a Borrower may acquire all or substantially all of the assets of or merge, amalgamate or consolidate into a Borrower so long as such Borrower survives such consolidation, amalgamation or merger, and (ii) any Foreign Loan Party that is not a Borrower may acquire all or substantially all of the assets of or merge, amalgamate or consolidate into a Foreign Loan Party of the same jurisdiction so long as such Foreign Loan Party survives such consolidation, amalgamation or merger, and (D) a Loan Party may acquire all or substantially all of the assets of or merge, amalgamate or consolidate into a Subsidiary that is not a Loan Party, so long as such

Loan Party survives such consolidation, amalgamation or merger; provided that in each of the foregoing cases, Worthington Steel shall provide Agent written notice within ten (10) Business Days of such acquisition, merger, amalgamation, consolidation or reorganization and shall deliver to Agent any relevant documents evidencing such acquisition, merger, amalgamation, consolidation or reorganization as reasonably requested by Agent in its Permitted Discretion;

(ii) any Loan Party may enter into a Permitted Acquisition; and

(iii) nothing herein shall prohibit any Steel Spin-off Transaction;

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets (including, in each case, by way of an LLC Division), except:

(i) transactions involving the sale of inventory in the ordinary course of business (and, for the avoidance of doubt, secondary sales and scrap sales are in the ordinary course of business);

(ii) any sale, transfer or lease of assets that, in the reasonable business judgement of Loan Parties, are no longer useful, necessary, or required in the conduct of Loan Parties’ business or are surplus, uneconomic, negligible or obsolete;

(iii) any sale, transfer or lease of assets by any Loan Party to any other Loan Party; provided that the aggregate amount of all sales, transfers and leases of assets made to all Mexican Loan Parties pursuant to this clause (iii), together with the aggregate amount of investments and loans made to Mexican Loan Parties pursuant to clause (l) of the definition of Permitted Investments, shall not exceed $20,000,000;

(iv) any sale, transfer or lease of assets which are replaced by substitute assets;

(v) any dispositions of Real Property;

(vi) any disposition otherwise permitted under this Agreement;

(vii) the disposition of Receivables in connection with a Permitted Supply Chain Financing;

(viii) in connection with any Steel Spin-off Transaction;

(ix) subject to compliance with the Payment Conditions any sale, transfer, lease or other disposition of properties or assets, other than those specifically excepted pursuant to clauses (i) through (viii) above, provided that the aggregate value of such assets sold, transferred or leased by Loan Parties during the term of this Agreement shall not exceed twenty percent (20%) of Consolidated Tangible Assets during the term of this Agreement or ten percent (10%) of Consolidated Tangible Assets in any fiscal year; or

(x) any other dispositions to the extent that the aggregate fair market value (as determined in good faith by Worthington Steel) of such assets sold, transferred or leased by Loan Parties does not exceed $10,000,000 per fiscal year.

Notwithstanding the foregoing, with respect any disposition of assets that decreases the Borrowing Base by an amount greater than 5% of the then effective Borrowing Base, prior to or concurrently with such disposition, the Borrowers shall deliver an updated Borrowing Base Certificate to the Agent giving pro forma effect to such disposition.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances; provided that notwithstanding anything in this Agreement or any Other Document to the contrary, including, without limitation, the definition of Permitted Encumbrances, in no event shall the Loan Parties create or suffer to exist any Lien to secure Indebtedness for borrowed money (other than the Secured Obligations) on any inventory, accounts receivable or other working capital assets of the Mexican Loan Parties.

7.3. Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) unsecured guarantees made in the ordinary course of business up to an aggregate amount of $25,000,000, (c) guarantees by one or more Loan Parties of the Indebtedness, obligations or performance of any other Loan Parties, Subsidiaries or joint ventures of Loan Parties to the extent such Indebtedness, obligations or performance of such Loan Parties or Subsidiaries of Loan Parties is not otherwise prohibited by this Agreement, and (d) the endorsement of checks in the ordinary course of business.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, or make loans or extensions of credit to any Person, in each case other than Permitted Investments.

7.5. [Reserved].

7.6. [Reserved].

7.7. Dividends and Repurchases. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party, except that the following shall be permitted:

(a) the payment or making of any dividend or distribution to its respective equity holder so long as such equity holder is a Loan Party;

(b) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such redemption, as applicable, such payment would have complied with the provisions of this Agreement, provided, that, if such dividend, distribution or redemption is being made pursuant to Section 7.7(k), a Reserve may be established by the Agent in its Permitted Discretion in an amount equal to the payment so declared;

(c) (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of any Loan Party solely in exchange for, or solely out of the proceeds of, the substantially concurrent sale of, Equity Interests of Worthington Steel or contributions to the equity capital of Worthington Steel (other than any Equity Interests sold to a Subsidiary of Worthington Steel) (collectively, including any such contributions, “Refunding Capital Stock”); and

(ii) the declaration and payment of dividends on the Retired Capital Stock solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Worthington Steel) of Refunding Capital Stock;

(d) so long as no Cash Dominion Trigger Event has occurred and is continuing and so long as no Event of Default is continuing immediately before or after the making of such payment, a payment for the repurchase, retirement or other acquisition for value of Equity Interests of Worthington Steel or any direct or indirect parent of Worthington Steel held by any future, present or former employee, director, officer or consultant of any Loan Party or any Subsidiary or any direct or indirect parent of Worthington Steel pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate payments made under this clause (d) do not exceed in any fiscal year an amount equal to (x) $10,000,000 plus (y) the value of any shares surrendered by any such employee, director, officer or consultant, or otherwise withheld by Worthington Steel, in connection with any tax obligation of such employee, director, officer or consultant (or the payment thereof by any Loan Party or any Subsidiary) in an amount not to exceed $4,000,000, with unused amounts in any calendar year being permitted to be carried over to the next succeeding calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds received by any Loan Party or any Subsidiary from the sale of Equity Interests of Worthington Steel or any direct or indirect parent of Worthington Steel (to the extent contributed to Worthington Steel) to employees, directors, officers or consultants of any Loan Party or any Subsidiary or any direct or indirect parent of Worthington Steel that occurs after the date hereof and during such fiscal year; plus

(ii) the cash proceeds of key man life insurance policies received by Worthington Steel or any direct or indirect parent of Worthington Steel (to the extent contributed to Worthington Steel) or any other Loan Party or Subsidiary after the date hereof and during such fiscal year;

(e) the distribution, as a dividend or otherwise, of share of Equity Interests of any Loan Party or any Subsidiary;

(f) repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) distribution or dividend payments to allow the payment in cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of any Person;

(h) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Loan Party that is otherwise permitted hereunder;

(i) so long as, at the time such distribution or dividend is made, no Event of Default has occurred and is continuing and no Cash Dominion Period has occurred and is continuing, any other distributions or dividends that, when taken together with all other dividends or distributions made pursuant to this clause (i) do not exceed (x) $30,000,000 during the term of this Agreement and (y) $7,500,000 during any fiscal quarter;

(j) the Steel Spin-Off Distribution; and

(k) if the Payment Conditions have been met, Loan Parties shall be permitted to make such dividends or distributions to any Person.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged immediately after giving effect to the Steel Spin-Off Transactions and all businesses reasonably related thereto or representing a reasonable expansion thereof.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate (other than Loan Parties and Subsidiaries of Loan Parties), in an aggregate amount greater than $5,000,000 in any fiscal year, except (A) as set forth on Schedule 7.10, (B) transactions entered into in the ordinary course of business on an arm’s length basis on terms no less favorable than term which would have been obtainable from a Person other than an Affiliate, (C) the payment of reasonable and customary fees and reimbursement of out-of-pocket expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of any Loan Party or any Affiliate, (D) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the governing body of such Loan Party in good faith, (E) the issuance of Equity Interests of Worthington Steel to any Person, (F) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Loan Parties in the reasonable determination of Worthington Steel, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (G) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by Loan Parties in good faith, (H) any contribution to the capital of Worthington Steel, (I) transactions otherwise permitted by this Agreement, (J) transactions between any Loan Party and any director or parent of Worthington Steel, provided that such director or parent abstains from voting on any such applicable matter, (K) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business and not for the purpose of circumventing any covenant set forth in this Agreement, (L) any employment agreements entered into by any Loan Parties and their respective officers and employees in the ordinary course of business or consistent with past practices, (M) transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of Worthington Steel and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement and otherwise not restricted by this Agreement and (N) advances for commissions, travel and similar purposes in the ordinary course of business or consistent with past practices to directors, officers and employees; provided, however, the foregoing shall not apply to any Steel Spin-Off Transaction.

7.11. Prepayment of Junior Indebtedness. Prepay or repurchase, redeem, retire or otherwise acquire the principal of (a) any unsecured Indebtedness of any Loan Party (other than Indebtedness permitted under clause (g) of the definition of Permitted Indebtedness) or (b) any Indebtedness (other than Indebtedness permitted under clause (g) of the definition of Permitted Indebtedness) that by its terms is subordinated in right of payment or Lien priority to the Obligations, unless, in each case, the Payment Conditions are satisfied.

7.12. [Reserved].

7.13. Fiscal Year and Accounting Changes. Without giving Agent 30 days’ prior written notice (or such shorter time as Agent may agree in its Permitted Discretion), change its fiscal year from May 31 or make any (i) significant change in accounting treatment and reporting practices except as required by GAAP or (ii) change in annual accounting method for income tax purposes except as required by Law.

7.14. Worthington Receivables Company. Permit or cause Worthington Receivables Company to (i) engage in any business or other commercial activities, (ii) own any assets or property, (iii) become liable with respect to any Indebtedness, or (iv) grant any Liens over any of its assets or property, in any such case, other than the maintenance of its corporate existence, and activities and contractual rights incidental thereto.

7.15. Amendment of Organizational Documents. (i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction (including any additional Canadian provinces or territories), or (iv) amend, modify or waive any material term or material provision of its Organizational Documents in a manner materially adverse to the interest of Lenders unless required by Law, in any such case, without (x) giving at least (5) days prior written notice of such intended change to Agent, (y) cooperating with Agent such that Agent may take all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Loan Party and (z) in any case under clause (iv) (other than if required by Law), having received the prior written consent of Agent to such amendment, modification or waiver; provided that the foregoing shall not apply to any Steel Spin-Off Transaction.

7.16. Compliance with ERISA; Canadian Pension Plans.

(a) (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan, other than those Plans disclosed on Schedule 5.8(d), without the prior written consent of the Agent, unless pursuant to a Permitted Acquisition, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code which is not correctable under EPCRS or VFCP and would not reasonably be expected to result in a Material Adverse Change, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event would result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

(b) (i) (x) Maintain, or permit any Subsidiary thereof to maintain, or (y) become obligated to contribute, or permit any Subsidiary thereof to become obligated to contribute, to any Canadian Defined Benefit Pension Plan without the prior written consent of the Agent, unless pursuant to a Permitted Acquisition, (ii) fail to comply, or permit a Subsidiary thereof to fail to comply, with and perform in all material respects all of its obligations under and in respect of the requirements of the Canadian Pension Plans and Canadian Multi-Employer Pension Plans, and pay or remit in a timely fashion in accordance with the terms of any funding agreements and all applicable laws all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan and Canadian Multi-Employer Pension Plan, in each case where doing so would reasonably be expected to result in a Material Adverse Change.

7.17. [Reserved].

7.18. Anti-Corruption Laws. Do or allow its Subsidiaries to, directly or indirectly, use the Advances or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by

Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Agent shall have received a certificate of each Loan Party signed by an Authorized Officer, dated the Closing Date stating that Loan Parties are in compliance with each of their representations, warranties, covenants and conditions hereunder and no Event of Default or Default exists and no Material Adverse Change has occurred since the date of the last audited financial statements of Worthington Industries and its Subsidiaries delivered to Agent;

(b) Agent shall have received a certificate dated the Closing Date and signed by an Authorized Officer of each Loan Party, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the Other Documents; (b) the names of the Authorized Officers authorized to sign this Agreement and the Other Documents and their true signatures; and (c) copies of its Organizational Documents as in effect on the Closing Date certified by the appropriate federal, state, provincial or territorial official, as applicable, where such documents are filed in a federal, state, provincial or territorial office, as applicable, and with respect to Mexican Guarantors, certified by a Mexican notary public, together with certificates from the appropriate federal state, provincial, territorial or other jurisdictional officials as to the continued existence and good standing or similar certifications of each Loan Party in each federal, state, provincial or territorial, as applicable, where organized or qualified to do business;

(c) Agent shall have received good standing certificates, or similar certifications, for each Loan Party dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Loan Party’s jurisdiction (except for Mexico with respect to Mexican Guarantors, where the legal opinion of Mexican counsel to Mexican Guarantors will satisfy this condition) of incorporation or formation, as the case may be;

(d) Agent shall have received this Agreement and each of the Other Documents, including Mexican Law Documents, signed by an Authorized Officer;

(e) Agent shall have received written opinion(s) of counsel for Loan Parties, dated the Closing Date for the benefit of Agent and each Lender and in form and substance reasonably satisfactory to Agent and its counsel;

(f) Agent shall have received, in form and substance satisfactory to Agent in its Permitted Discretion, (i) evidence that insurance required to be maintained under this Agreement is in full force and effect, and (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured and lenders loss payee as provided herein;

(g) Agent shall have received from Borrowers a Borrowing Base Certificate as of October 31, 2023 demonstrating that (1) the aggregate amount of Collateral to be included in the Borrowing Base is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date, and (2) after giving effect to the initial Advances hereunder and the transactions contemplated by this Agreement (including the Steel Spin-Off and any fees, cost, and expenses to be paid therefrom using Advances), Borrowers shall have Undrawn Availability of at least $150,000,000;

(h) Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents;

(i) Agent shall have received a copy of the Projections, the Statements and the Pro Forma Balance Sheet, in each case, in form and substance satisfactory to Agent in its Permitted Discretion;

(j) Lien searches for each Loan Party in acceptable scope and with results acceptable to Agent in its Permitted Discretion;

(k) Agent shall have received evidence satisfactory to Agent in its Permitted Discretion that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any existing Indebtedness and all other Liens with respect to Loan Parties that are not Permitted Encumbrances have been filed or arrangements satisfactory to Agent in its Permitted Discretion have been made for such filing;

(l) Agent shall have received evidence satisfactory to Agent in its Permitted Discretion that Loan Parties, taken as a whole, after giving effect to the transactions contemplated by this Agreement, will be solvent;

(m) Agent shall have received evidence satisfactory to Agent in its Permitted Discretion that (i) no litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party which would constitute a Material Adverse Change; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Body which would constitute a Material Adverse Change;

(n) Agent and each Lender shall have received, in form and substance reasonably acceptable to Agent, such documentation and information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and CAML;

(o) Agent shall have completed a Collateral examination and received an Inventory appraisal (and, if the Eligible Equipment Option Exercise occurs as of the Closing Date, an Equipment appraisal), the results of which shall be satisfactory in form and substance to Lenders, each in its Permitted Discretion;

(p) Agent shall have received all fees due and payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(q) Since May 31, 2023 there shall not have occurred any event, condition or state of facts which would reasonably be expected to result in a Material Adverse Change;

(r) Agent shall be reasonably satisfied in its Permitted Discretion that each Loan Party is in compliance with all pertinent federal, state, provincial, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, Environmental Laws, ERISA and the Anti-Terrorism Laws;

(s) Agent shall have received and reviewed all Material Contracts of Loan Parties reasonably requested by Agent, and such contracts and agreements shall be satisfactory to Agent in its Permitted Discretion;

(t) Agent shall have received and reviewed all business and legal due diligence with respect to the Steel Spin-Off reasonably requested by Agent in its Permitted Discretion, and all legal documentation for the Steel Spin-Off reasonably requested by Agent in its Permitted Discretion; and

(u) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement and the Other Documents to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or the Other Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Loan Party hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.	INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or shall cause Borrowing Agent on its behalf to, until the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof):

9.1. Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral, including any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or claims or material disputes asserted by any Customer or other obligor.

9.2. Schedules. Deliver to Agent (a) concurrently with the delivery of each Borrowing Base Certificate required pursuant to Section 9.9 hereof, supporting documentation, supplemental reporting and such other information as Agent shall request in its Permitted Discretion; and (b) on a weekly basis, commencing on the Thursday following a Cash Dominion Trigger Event and on each Thursday thereafter until a Cash Dominion Trigger Satisfaction Event occurs, (x) a sales report, including sales journals and credit listings, and (y) cash receipts journal. In addition, each Loan Party will deliver to Agent at such intervals as Agent may require in its Permitted Discretion and upon Agent’s request: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require in its Permitted Discretion including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable in its Permitted Discretion. The items to be provided under this Section are to be in form satisfactory to Agent in its Permitted Discretion and executed by each Loan Party and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Loan Party’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3. Environmental Reports. In the event any Loan Party obtains, gives or receives notice of any release or threat of release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, in each case where the facts underlying such occurrence described in the preceding clause would reasonably be expected to result in a Material Adverse Change, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case materially affects the Collateral or which would reasonably be expected to result in a Material Adverse Change.

9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of any of the following of which any Borrower has knowledge: (a) any Event of Default or Default, (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (d) an “Event of Default” (howsoever defined therein) by any Loan Party which could result in the acceleration of the maturity of any Material Indebtedness; and (e) any other development in the business or affairs of any Loan Party, which would reasonably be expected to result in a Material Adverse Change; in each case describing the nature thereof and the action Loan Parties propose to take with respect thereto.

9.6. [Reserved].

9.7. Annual Financial Statements. Furnish Agent and Lenders within 120 days after the end of each fiscal year of Worthington Steel and its Subsidiaries, financial statements of Worthington Steel and its Subsidiaries on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm of nationally recognized standing selected by Worthington Steel and satisfactory to Agent in its Permitted Discretion. In addition, the reports shall be accompanied by a Compliance Certificate from an Authorized Officer of Worthington Steel which shall include, among other things, reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the end of each fiscal quarter (regardless of whether a Covenant Trigger Event has occurred and is continuing), in each case for the four (4) consecutive fiscal quarters then ending.

9.8. Quarterly Financial Statements.

(a) Furnish Agent and Lenders within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Worthington Steel and its Subsidiaries and unaudited statements of income, retained earnings and stockholders’ equity and cash flow of Worthington Steel and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Loan Parties’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate from an Authorized Officer of Worthington Steel which shall include, among other things, reasonably detailed calculations of the Fixed Charge Coverage

Ratio as of the end of each fiscal quarter (regardless of whether a Covenant Trigger Event has occurred and is continuing), in each case for the four (4) consecutive fiscal quarters then ending.

Information required to be delivered pursuant to Sections 9.7 and 9.8 above, shall be deemed to have been delivered to Agent and each Lender on the date on which such information is available on the website of the SEC at http://www.sec.gov without charge (to the extent such information has been posted or is available as described in such notice).

9.9. Borrowing Base Certificates. Furnish Agent and Lenders within 20 days after the end of each fiscal quarter as and for the prior fiscal quarter a Borrowing Base Certificate in form and substance satisfactory to Agent in its Permitted Discretion (which shall be calculated as of the last day of the prior fiscal quarter). If a Monthly Borrowing Base Trigger Event occurs and a Weekly Borrowing Base Trigger Event has not otherwise occurred and is continuing, (i) within seven (7) Business Days of such applicable Monthly Borrowing Base Trigger Event occurs, a Borrowing Base Certificate shall be furnished to the Agent and the Lenders based on the most recent calendar month, and (ii) thereafter, within 20 days after each calendar month until such time as a Monthly Borrowing Base Trigger Satisfaction Event occurs, a Borrowing Base Certificate shall be furnished to Agent and Lenders based on the most recently ended calendar month. If a Weekly Borrowing Base Trigger Event occurs, on Thursday of each week (or, if such day is not a Business Day, the next succeeding Business Day) until such time as a Weekly Borrowing Base Trigger Satisfaction Event occurs, a Borrowing Base Certificate shall be furnished to Agent and Lenders based on the most recently ended week.

9.10. SEC Reports; Shareholder Communications. Furnish Agent promptly as soon as available, reports including Form 8-K, registration statements and prospectuses and other shareholder communications, filed by Worthington Steel with the SEC and not posted to the EDGAR website.

9.11. Additional Information. (i) Furnish Agent and Lenders such information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA PATRIOT Act, CAML and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith; (ii) furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Loan Parties party thereto including, (a) at least twenty (20) days prior thereto, notice of any Loan Party’s opening of any new office or place of business or any Loan Party’s closing of any existing office or place of business where Collateral is located, (b) except as previously disclosed to Agent, promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound where such events would reasonably be expected to result in a Material Adverse Change, and (c) promptly upon any Loan Party’s learning thereof, notice of any Designated Customer’s failure to maintain a rating of either “Baa3” or higher from Moody’s, “BBB-” or higher from Standard & Poor’s, or “BBB-” or higher from Fitch; and (iii) furnish Agent any reports including management letters submitted to any Loan Party by independent accountants in connection with any annual or interim audit of financial statements.

9.12. Projected Operating Budget. Furnish Agent and Lenders, no later than July 1st of each year a month by month projected operating budget and cash flow of Worthington Steel on a consolidated basis for such fiscal year (including an income statement for each month, a balance sheet as at the end of each month and a projected Borrowing Base as at the end of each month), such projections to be accompanied by a certificate signed by an Authorized Officer of Worthington Steel to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared (it being understood that such projections are and will be subject to significant uncertainties and contingencies, many of which are beyond Loan Parties’ control, and that no assurance can be given that the projections will be realized).

9.13. [Reserved].

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any material Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, and (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent.

9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Loan Party or Subsidiary thereof or any member of the Controlled Group knows or has reason to know that a Termination Event or a Canadian Pension Event has occurred (excluding any Termination Event or a Canadian Pension Event that results from an administrative error that is corrected in a timely manner upon discovery and would not reasonably be expected to result in a Loan Party or any Subsidiary thereof incurring any material liability), together with a written statement describing such Termination Event or Canadian Pension Event and the action, if any, which such Loan Party or Subsidiary thereof or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC, or comparable Governmental Body under Canadian federal or provincial jurisdiction as applicable (“Canadian Pension Regulator”), with respect thereto, (ii) except for actions or omissions correctable under EPCRS or VFCP and which would not reasonably be expected to result in a Material Adverse Change, any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or Subsidiary thereof or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan or Pension Benefit Plan together with all communications received by any Loan Party or Subsidiary thereof or any member of the Controlled Group with respect to such request, (iv) the establishment of any new Plan or Canadian Defined Benefit Pension Plan, or the commencement of contributions to any Plan or Canadian Defined Benefit Pension Plan to which any Loan Party or Subsidiary thereof or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any Subsidiary thereof or any member of the Controlled Group shall receive from the PBGC or Canadian Pension Regulator, as applicable, a notice of intention to terminate a

Plan or Canadian Pension Plan or to have a trustee appointed to administer a Plan or Canadian Pension Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive an unfavorable determination letter or any other notice from the Internal Revenue Service revoking the qualified status of any Plan that is intended to be qualified under Section 401(a) of the Code, together with copies of each such letter or notice; (vii) any Loan Party or Subsidiary thereof or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability with respect to a Plan or a Canadian Multi-Employer Pension Plan, together with copies of each such notice; (viii) any Loan Party or Subsidiary thereof or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA, or any equivalent Applicable Law in Canada, as applicable, to any Plan or Canadian Pension Plan on or before the due date for such installment or payment unless resulting from an error that is promptly corrected upon discovery and would not reasonably be expected to result in any Loan Party or Subsidiary thereof incurring any material liability; or (ix) any Loan Party or Subsidiary thereof or any member of the Controlled Group knows that (a) a Multiemployer Plan or Canadian Multi-Employer Pension Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan or Canadian Multi-Employer Pension Plan intends to terminate a Multiemployer Plan or a Canadian Multi-Employer Pension Plan, as applicable, (c) the PBGC or Canadian Pension Regulator, as applicable, has instituted or will institute proceedings under Section 4042 of ERISA, or equivalent Applicable Law in Canada, as applicable, to terminate a Multiemployer Plan or Canadian Multi-Employer Pension Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA, in each case where a Loan Party or Subsidiary thereto or any member of the Controlled Group could reasonably be expected to incur any material liability. With respect to each Canadian Defined Benefit Pension Plan, furnish Agent with (a) promptly after the preparation thereof, the most recent actuarial report (including applicable schedules thereto) filed with any applicable Governmental Body; (b) an update to an actuarial valuation report referred to in paragraph (a), prepared as at the end of the month requested by the Agent, which provides a reasonable best estimate of the funded position of the Canadian Defined Benefit Pension Plan on the valuation date, provided that any such request shall not be made by the Agent more than once per calendar year.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Updates to Certain Schedules. Promptly deliver to Agent updates to the Schedules to this Agreement as shall be required to maintain the related representations and warranties as true and correct. Any such updated Schedules delivered by Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Borrower to pay: (a) any principal on any Advances (including without limitation pursuant to Section 2.9) when due and payable, or (b) any interest on the Advances or any other fee, charge, amount or liability provided for herein or in any Other Document within three (3) Business Days of the same becoming due and payable.

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document, or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Loan Party to (i) furnish financial information required to be provided under Section 9.7 and/or Section 9.8, as applicable, hereof when due hereunder, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4. [Reserved].

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of Loan Party to perform, keep or observe any term, provision, condition, covenant contained in Sections 6.5 (solely as to the legal existence of Borrowers), 4.6, 4.7, 4.8, 6.8, 6.9, 6.10, 6.11(b), 6.15, 6.18, 6.20(b), 9.2, 9.5(a), 9.9, or Article VII herein, (ii) failure or neglect of Loan Party to perform, keep or observe any term, provision, condition, covenant contained in Sections 6.11, 6.13 or 9.4 herein which is not cured within ten (10) days from the occurrence of such failure or neglect or (iii) failure or neglect of Loan Party to perform, keep or observe any other term, provision, condition, covenant contained in this Agreement or the Other Documents which is not cured within thirty (30) days after the earlier to occur of (a) Agent’s (given at the request of any Lender) notifying an Authorized Officer of Borrowing Agent of such default, or (b) the obtaining of knowledge of such default by any Authorized Officer of any Loan Party.

10.6. Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any and/or all Borrowers or Guarantors in excess of available insurance for an aggregate amount in excess of $78,000,000 and (b)(i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment or (ii) such judgment shall remain undischarged for a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 10.6 if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the respective Loan Party and a third-party insurer covering full payment of such unsatisfied amount and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

10.7. Bankruptcy. Any Loan Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, interim receiver, receiver and manager, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state, provincial, territorial or federal bankruptcy or receivership laws (as now or hereafter in effect) including, without limitation, any corporate law permitting a debtor to obtain an arrangement of any debts of the debtor or a stay or compromise of the claims of creditors, (v) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.8. [Reserved].

10.9. Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason (other than resulting from the gross negligence or willful misconduct of Agent) ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances);

10.10. [Reserved].

10.11. Cross Default. Any specified “event of default” (after giving effect to any applicable grace periods, cure rights or waivers) under any Indebtedness (other than the Obligations) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $78,000,000 or more (“Material Indebtedness”), or any other event or circumstance which would permit the holder of any such Material Indebtedness of any Loan Party to accelerate such Material Indebtedness (and/or the obligations of Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Material Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Material Indebtedness);

10.12. Breach of Guaranty. Other than as released by Agent or pursuant to a transaction permitted by Section 7.1 herein, termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

10.13. Change of Control. Any Change of Control shall occur;

10.14. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason (other than as a result of the gross negligence or willful misconduct of Agent), cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent or any Lender or any Loan Party challenges in writing the validity of or its liability under this Agreement or any Other Document;

10.15. Seizures. There shall occur any material uninsured damage (for the avoidance of doubt, for purposes hereof, any loss insured by self-insurance or subject to a deductible or combination of deductibles not in excess of $5,000,000 with respect to any otherwise insured occurrence shall not constitute uninsured damage) to or loss, theft or destruction of any Collateral with a book value (determined in accordance with GAAP) in excess of $20,000,000 in the aggregate, as to which Loan Parties do not repair, restore or replace the damaged or destroyed property within 180 days after the occurrence of such damaged or destruction, or any of Loan Parties’ assets with a book value (determined in accordance with GAAP) in excess of $20,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, manager, receiver and manager, trustee, custodian or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter.

10.16. [Reserved].

10.17. Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan, Canadian Pension Plan or Canadian Multi-Employer Pension Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any Subsidiary thereof any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan, Canadian Pension Plan or Canadian Multi-Employer Pension Plan or the PBGC or Canadian Pension Regulator, as applicable (or both) which, in the reasonable judgment of Agent, would result in a Material Adverse Change; or the occurrence of any Termination Event or Canadian Pension Event, or any Loan Party’s or Subsidiary’s failure to immediately report a Termination Event or Canadian Pension Event in accordance with Section 9.15 hereof, which, in the reasonable judgment of Agent, would result in a Material Adverse Change.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies. Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, and (ii) any of the other Events of Default and at any time thereafter, at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Upon the occurrence and during the continuance of any Event of Default, Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Parties to make the Collateral available to Agent at a convenient place. Upon the occurrence and during the continuance of any Event of Default, with or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is necessary in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Secured Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Secured Obligations as they are converted into cash. If any deficiency in the Obligations shall arise after application thereof, Loan Parties shall remain liable to Agent and Lenders therefor.

11.2. Agent’s Discretion. Subject to the express terms of this Agreement and the Other Documents, Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Loan Parties or each other.

11.3. Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any deposits held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender or any of their Affiliates provided that the foregoing authorization shall not entitle any Lender to apply any deposits to the extent that such deposit constitutes an Excluded Account set forth in subsections (a) or (c)(1) of the definition thereof.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Secured Obligations, or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses, Out-of-Formula Loans, Protective Advances and other amounts, including attorney fees payable to Agent in its capacity as such, Issuer in its capacity as such and PNC in its capacity as a lender of Swing Loans, ratably among Agent, Issuer and PNC (as the lender of Swing Loans) in proportion to the respective amounts described in this clause First payable to them;

SECOND, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders under this Agreement and the Other Documents, including attorney fees, ratably among Lenders in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Advances and Reimbursement Obligations, ratably among Lenders and Issuer in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to the payment of that portion of the Secured Obligations constituting (i) unpaid principal of the Advances, (ii) Reimbursement Obligations and obligations to cash collateralize Letters of Credit in accordance with Section 3.2(b) hereof, and (iii) obligations then owing (up to an aggregate amount not to exceed the Hedge/Bank Product Reserve) under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges, Non-Lender Commodity Hedges, and Other Lender Provided Financial Service Products, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

FIFTH, to payment of all other Secured Obligations that have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

LAST, the balance, if any, to Loan Parties or as required by Law.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each Secured Party (so long as it is not a Defaulting Lender) shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Hedge Liabilities and any Other Lender Provided Financial Service Product Liabilities held by such Secured Party bears to the aggregate then outstanding Advances, Hedge Liabilities and any Other Lender Provided Financial Service Product Liabilities) of amounts available to be applied pursuant to this Section 11.5; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until November 30, 2028 (the “Term”) unless sooner terminated as herein provided. Loan Parties may terminate this Agreement at any time upon five Business Day’s prior written notice to Agent upon (i) the payment in full in cash of all outstanding Revolving Advances, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the Cash Collateralization (or, at the discretion of Agent, a back-up standby letter of credit satisfactory to Agent and Issuer)) of all outstanding Letters of Credit, (iii) the payment in full in cash of the accrued and unpaid fees, and (iv) the payment in full in cash of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon.

13.2. Termination. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect,

notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until the Payment in Full of the Obligations. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, until Payment in Full of the Obligations. Upon the Payment in Full of the Obligations, Agent shall, at the sole expense of Loan Parties, promptly but in any event within thirty (30) days of such occurrence, take such action as is reasonably necessary to file UCC-3 termination statements or other termination documents, as applicable, with respect to filings made by or on behalf of Agent hereunder and, in the event Agent shall not have taken such action as required hereunder, each Loan Party shall be authorized by Agent (for itself and on behalf of Lenders) to file such UCC-3 termination statements or such other termination documents with respect to such filings.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral pursuant to this Agreement, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and 3.3 and the Fee Letter) charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement or the Other Documents (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Loan Parties shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3. Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4. Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Loan Parties (provided that no such approval by Loan Parties shall be required after the occurrence and during the continuance of any Event of Default arising under Section 10.1 or 10.7). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Secured Obligations created hereunder or any Other Document (including all Blocked Account Agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5. Certain Rights of Agent. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitutes of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8 and 9.12 or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11. Loan Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, any Loan Party’s Affiliates or agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13. Other Agreements. Each Lender agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each Lender further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

14.14. Erroneous Payments.

(a) If the Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and held in trust for the benefit of the Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b).

(c) Each Lender, Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under this Agreement, the Notes, any Guaranty, and any and all other guaranties, pledges or other similar agreements heretofore, now or hereafter executed, or otherwise payable or distributable by the Agent to such Lender, Issuer or Secured Party under this Agreement, the Notes, any Guaranty, and any and all other guaranties, pledges or other similar agreements heretofore, now or hereafter executed, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Agent, the termination of all of the Revolving Commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.

14.15. Non-Lender Commodity Hedge Providers. Except as otherwise expressly set forth herein, no Non-Lender Commodity Hedge Provider that obtains the benefits of Article IV, Section 11.05, any Guaranty or any Collateral by virtue of the provisions of this Agreement or of any Guaranty or any Other Document shall have any right to notice of any action or to consent to, vote on, direct or object to any action under this Agreement or under any Other Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral and any amendment to this Agreement or any Other Document). Notwithstanding any other provision of this Agreement to the contrary, Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Non-Lender Commodity Hedges unless such Agent has received written notice of such Non-Lender Commodity Hedges, together with such supporting documentation as such Agent may request, from Borrowers and the applicable Non-Lender Commodity Hedge Provider. The Non-Lender Commodity Hedge Providers hereby authorize Agent to enter into any intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon the Non-Lender Commodity Hedge Providers.

XV.	BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Loan Party hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Loan Party or Loan Parties, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Loan Parties and at their request. Neither Agent nor any Lender shall incur liability to Loan Parties as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Loan Parties as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Loan Party shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Loan Party shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Loan Party, failure of Agent or any Lender to give any Loan Party notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Loan Party, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Loan Party, and such agreement by each Loan Party to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Loan Parties or any Collateral for such Loan Party’s Obligations or the lack thereof. Each Loan Party waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Loan Party expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Loan Party may now or hereafter have against the other Loan Parties or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the Payment in Full of the Obligations.

15.3. Common Enterprise. The successful operation and condition of each Loan Party is dependent on the continued successful performance of the functions of the group of Loan Parties as a whole and the successful operation of each Loan Party is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from successful operations of each other Loan Party. Each Loan Party expects to derive benefit (and the board of directors or other governing body of each such Loan Party have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by Lenders to Loan Parties hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Loan Party is within its corporate purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

XVI.	MISCELLANEOUS.

16.1. Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each party hereto accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each party hereto hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to such party at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option with respect to any Borrower, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each party hereto waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

16.2. Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between each Loan Party, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner except as expressly set forth herein. Notwithstanding the foregoing, Agent and Borrowers may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written amendments to this Agreement or the Other Documents executed by Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such amendment shall:

(i) increase the Revolving Commitment Amount of any Lender without the consent of such Lender;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) or any other provision hereof relating to the pro rata treatment of Lenders without the consent of all Lenders;

(iv) alter the definition of the term Supermajority Lenders without the consent of all Lenders holding a Revolving Commitment;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in connection with a disposition of such Collateral permitted under Section 7.1 or otherwise in accordance with the provisions of this Agreement) having an aggregate value in excess of Twenty Million and 00/100 Dollars ($20,000,000.00) without consent of all Lenders (other than in connection with a disposition of such Collateral permitted under Section 7.1 or otherwise in accordance with the provisions of this Agreement);

(vii) change the rights and duties of Agent without the consent of all Lenders;

(viii) subject to clause (e) below, permit any Revolving Advance to be made if, after giving effect thereto, the total of Revolving Advances outstanding hereunder would exceed the Borrowing Base for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Borrowing Base without the consent of all Lenders holding a Revolving Commitment;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date or change the definition of Borrowing Base or any of the other definitions used in the calculation of the Borrowing Base in a manner that could increase the availability of any Revolving Advances under Section 2.1 without the consent of the Supermajority Lenders; provided that the use by Agent of its Permitted Discretion to make adjustments to eligibility criteria in a manner that decreases the availability of any Revolving Advances under Section 2.1 or to impose or remove Reserves, in each case in accordance with the terms of this Agreement, shall not require the consent of any Lender;

(x) [reserved];

(xi) release any Guarantor or Borrower without the consent of all Lenders except any Guarantor or Borrower, the ownership interests of which are sold or otherwise disposed of or transferred to Persons other than Loan Parties or Subsidiaries of Loan Parties in a transaction permitted under Section 7.1; or

(xii) subordinate, or amend, modify or waive any provision of this Agreement or any Other Document that would have the effect of subordinating, the Obligations or the Liens on the Collateral securing the Obligations hereunder or thereunder to any other Indebtedness or other obligation, in each case, without the written consent of each Lender directly affected thereby.

(c) Any such amendment shall apply equally to each Lender and shall be binding upon Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) [Reserved].

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Borrowing Base at such time by up to ten percent (10%) of the Borrowing Base for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate; provided that, (x) if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount and (y) the Agent’s authorization to make such voluntary Out-of-Formula Loans may be revoked at any time by the Required Lenders and any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Inventory” or “Eligible

Equipment”, as applicable, becomes ineligible or collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Borrowing Base by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Loan Parties and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (any of the following, “Protective Advances”) to Loan Parties on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Loan Parties pursuant to the terms of this Agreement; provided, that the Protective Advances plus all Out-of-Formula Loans made hereunder shall not exceed ten percent (10%) of the Maximum Revolving Advance Amount in the aggregate and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans, and the Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. Agent’s authorization to make Protective Advances in accordance with this Section 16.2(f) may be revoked at any time by the Required Lenders and any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages and such Protective Advances shall bear interest at the Default Rate. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; Incremental Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Loan Parties, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement (including, in each case, by way of an LLC Division) without the prior written consent of Agent and each Lender.

(b) Any Lender may, without the consent of Borrowers, Agent, Issuer or Swing Loan Lender sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) Borrowers, Agent, Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 16.2(b) that requires the consent of any affected Lender that affects such Participant. Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.2(g), 2.2(h), 3.7 and 3.10 (subject to the requirements and limitations therein, including the requirements under Section 3.10(f) and (g) (it being understood that the documentation required under Section 3.10(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.23 and 3.11 as if it were an assignee under clause (c) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.7 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at Borrowers’ request and expense, to use reasonable efforts to cooperate with Borrowers to effectuate the provisions of Section 3.11 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.8(e) and 6.4 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement or any Other Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitments, Revolving Advances, Letters of Credit or its other obligations under any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitments, Revolving Advances, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender, with (A) the consent of Agent (such consent not to be unreasonably withheld or delayed), and (B) the consent of Borrowers (such consent not to be unreasonably withheld or delayed), provided, that the consent of Borrowers shall (I) be deemed given unless Borrowers object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof and (II) not be required if (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund (each, an “Eligible Assignee”), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons (other than an Ineligible Institution) and one or more additional Persons (other than an Ineligible Institution) may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than Five Million and 00/100 Dollars ($5,000,000.00), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Loan Party hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.

(d) Loan Parties shall, with respect clause (c) above, execute and deliver such further documents and do such further acts and things in order to effectuate the transactions contemplated by clause (c).

(e) Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of Three Thousand Five Hundred and 00/100

Dollars ($3,500.00) payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender.

(f) Each Borrower authorizes each Lender to disclose to any Purchasing Lender and any prospective Purchasing Lender any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral, subject to Section 11.5, to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the transactions contemplated by this Agreement, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of this Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under this Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, provided, that any such indemnity herein shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnified Party or (y) arise from any claim, litigation, investigation, arbitration or proceeding (a “Proceeding”) that does not directly or primarily involve an act or omission of Worthington Steel or any of its Affiliates and that is brought by an Indemnified Party against any other Indemnified Party (other than any Proceeding against any Indemnified Party solely in its capacity or in fulfilling its role as Agent, Swing Loan Lender, Issuer or any similar role hereunder). Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder (subject to the proviso in the preceding sentence). This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

16.6. Notice. Any notice or request hereunder may be given to Borrowing Agent or any Loan Party or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Loan Parties are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Agent or PNC at:

PNC Bank, National Association

1900 E. 9th Street

Cleveland, Ohio 44114

Attention:     John Wenzinger

Email:          john.wenzinger@pnc.com

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Lisa Pierce

Telephone: (412) 762-6442

Email: lisa.pierce@pnc.com

with an additional copy to:

Blank Rome LLP

130 North 18th Street Philadelphia, PA 19103

Attention: Michael Graziano

Telephone:    (215) 569-5387

Email: michael.graziano@blankrome.com

(B) If to a Lender other than Agent, as specified on the signature pages hereof

(C) If to Borrowing Agent or any Loan Party:

Worthington Steel, Inc.

200 W. Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Dan Magnussen, Director of Treasury

Email: dan.magnussen@worthingtonindustries.com

with a copy to:

Worthington Steel, Inc.

200 W. Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Michaune D. Tillman, General Counsel

Email: Michaune.Tillman@worthingtonindustries.com

with an additional copy to:

Vorys, Sater, Seymour and Pease LLP

52 E. Gay Street

Columbus, Ohio 43215

Attention: Nici Workman

Email: nnworkman@vorys.com

16.7. Survival. All covenants, agreements, representations and warranties made by Borrowers herein and in any Other Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Advances hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuer or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof) has not occurred. The provisions of Sections 2.2(g), 3.7, 3.9, 3.10, 16.5, 16.9, and Article XIV shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Payment in Full of the Obligations (determined without regard to clause (iv) of the definition thereof).

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel (in each case limited to one primary law firm in the U.S. and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons) for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable and documented out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the fees, charges and disbursements of any counsel (in each case limited to one primary law firm for the Agent in the U.S. and one law firm for the Agent in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the Other Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (in each case limited to one primary law firm in the U.S. and one law firm in any other relevant jurisdiction, except in the case of actual or perceived conflicts of interest, in which case, such additional counsel for the affected persons), and (iv) subject to Section 4.6, all reasonable and documented out-of-pocket expenses of Agent periodically to perform audits of the any Loan Party’s or any Loan Party’s Affiliate’s or Subsidiary’s books, records and business properties in accordance with the terms of this Agreement.

16.10. Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent and each Lender shall hold all non-public information obtained by Agent or such Lender pursuant to the requirements of this Agreement in accordance with Agent’s and such Lender’s customary procedures for handling confidential information of this nature; provided, however, Agent and each Lender may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or, subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to any prospective Purchasing Lender, (c) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any of the Other Documents, (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process, and (e) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, and each Lender shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Agent or a Lender by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent or any Lender be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral upon the Payment in Full of the Obligations. In addition, the Agent, the Issuer and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Issuer or Lender in connection with the administration of this Agreement, the Other Documents, and the Revolving Commitments. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16. Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Loan Parties, Agent and Lenders, including announcements which are commonly known as tombstones, in each case, so long as any such publication is approved in writing by Borrowing Agent prior to any such publication.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and each Loan Party shall provide to Lender, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

(c) Each Loan Party acknowledges that, pursuant to CAML, Lenders and Agent may be required to obtain, verify and record information regarding Loan Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assignee or participant of a Lender or Agent, in order to comply with any applicable CAML, whether now or hereafter in existence. Each Lender agrees that Agent has no obligation to ascertain the identity of Loan Parties or any authorized signatories of Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from Loan Parties or any such authorized signatory in doing so.

16.18. [Reserved].

16.19. Acknowledgement and Consent to Bail-In of Affected Financial Institutions Contractual Recognition of Bail-In. Notwithstanding anything to the contrary in this Agreement or any Other Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement or any Other Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any Other Document; or

(c) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

16.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Other Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions among Loan Parties and their Affiliates, on the one hand, and Lenders, on the other hand, (B) Each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Other Documents; (ii) (A) each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of such Loan Party’s Affiliates, or any other Person and (B) no Lender has any obligation to any Loan Party or any of such Loan Party’s Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Other Documents; and (iii) each Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from or conflict with those of Loan Parties and their Affiliates, and no Lender has any obligation to disclose any of such interests to any Loan Party or any of such Loan Party’s Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

16.21. Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement or any Other Documents provide support, through a guarantee or otherwise, for any Swap or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement, any Other Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement or any Other Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC, this Agreement and any Other Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii) As used in this Section 16.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

XVII.	GUARANTY.

17.1. Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all Secured Obligations; provided that with respect to Secured Obligations under or in respect of any Swap Obligation, the foregoing guarantee shall only be effective to the extent that such Guarantor is a Qualified ECP Loan Party at the time such Swap Obligation is entered into and such Secured Obligations and such guarantee thereof are not Excluded Hedge Liabilities. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

17.2. Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Secured Obligations and any other notice with respect to the Secured Obligations, (c) any requirement that Agent, any Lender protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Loan Party, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Guarantor of the Secured Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Loan Party or any notice, demand or defense by reason of cessation from any cause of Secured Obligations other than the Payment in Full of the Obligations and any defense that any other guarantee or security was or was to be obtained by Agent.

For purposes of the Mexican Guarantors, each Mexican Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all rights and benefits of orden, excusión, división, quita, novación, espera and/or modificación and any other rights specified in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2827, 2829, 2837, 2838, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848 and 2849, and any other related or applicable Articles of the Federal Civil Code of Mexico (Código Civil Federal) and the corresponding provisions of the Civil Codes applicable in the States of Mexico (or any successor provisions) and in Mexico City, Mexico. Each Mexican Guarantor hereby expressly and irrevocably represents that it has full knowledge about the content of such Articles described above, and therefore, such Articles are not required to be transcribed herein.

Upon payment by each Mexican Guarantor of any sums to the Agent as provided herein, all of the Mexican Guarantor’s rights of subrogation, exoneration, contribution, reimbursement, indemnity or otherwise arising therefrom against the Borrower(s) shall be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all Obligations. Notwithstanding the foregoing, each Mexican Guarantor hereby waives all rights of subrogation provided in Article 2830 of the Federal Civil Code of Mexico (Código Civil Federal) and the correlative articles of the civil code of each political subdivision of Mexico (including Mexico City) against the Loan Parties until Payment in Full of the Obligations.

17.3. No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

17.4. Guaranty of Payment. The Guaranty hereunder is one of payment and performance, not collection, and the obligations of each Guarantor hereunder are independent of the Secured Obligations of the other Loan Parties, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this Article XVII, irrespective of whether any action is brought against any other Loan Party or other Persons or whether any other Loan Party or other Persons are joined in any such action or actions. Each Guarantor waives any right to require that any resort be had by Agent or any Lender to any security held for payment of the Secured Obligations or to any balance of any deposit account or credit on the books of Agent or any Lender in favor of any Loan Party or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Secured Obligations, shall constitute a waiver of Agent’s right to proceed in any other form of action or proceeding or against any other Person unless Agent has expressed any such right in writing.

Without limiting the generality of the foregoing, no action or proceeding by Agent against any Loan Party under any document evidencing or securing indebtedness of any Loan Party to Agent shall diminish the liability of any Guarantor hereunder, except to the extent Agent receives actual payment on account of Secured Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Guarantor in respect of any Loan Party.

17.5. Liabilities Absolute. The liability of each Guarantor hereunder shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by:

(a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Secured Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Secured Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations;

(c) the failure of Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other Loan Party or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith;

(d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Loan Party to creditors of any Loan Party other than any other Loan Party;

(e) any manner of application of Collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Secured Obligations or any other assets of any Loan Party; and

(f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor, or a defense to, or discharge of, any Loan Party or any other Person or party hereto or the Secured Obligations or otherwise with respect to the Advances or other financial accommodations to Loan Parties pursuant to this Agreement and/or the Other Documents.

17.6. Waiver of Notice. Agent shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Secured Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

17.7. Agent’s Discretion. Subject to Sections 4.8(h) and 11.5 herein, Agent may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

17.8. Reinstatement.

(a) The Guaranty provisions herein set forth herein shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Secured Obligations and such Person repays all or part of said amount for any reason whatsoever, including, without limitation, by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Loan Party); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to Agent and/or Lenders for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Persons.

(b) Agent shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of the Secured Obligations.

(c) No Guarantor shall be entitled to claim against any present or future security held by Agent from any Person for Secured Obligations in priority to or equally with any claim of Agent, or assert any claim for any liability of any Loan Party to any Guarantor in priority to or equally with claims of Agent for Secured Obligations, and no Guarantor shall be entitled to compete with Agent with respect to, or to advance any equal or prior claim to any security held by Agent for Secured Obligations.

(d) If any Loan Party makes any payment to Agent, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Guarantor hereunder.

(e) All present and future monies payable by any Loan Party to any Guarantor, whether arising out of a right of subrogation or otherwise, are assigned to Agent for its benefit and for the ratable benefit of Lenders as security for such Guarantor’s liability to Agent and Lenders hereunder and are postponed and subordinated to Agent’s rights prior to the Payment in Full of the Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Guarantor from any Loan Party shall be held by such Guarantor as agent and trustee for Agent. This assignment, postponement and subordination shall only terminate upon the Payment in Full of the Obligations.

(f) Each Loan Party acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any Guarantor without the prior written consent of Agent. Each Loan Party agrees to give full effect to the provisions hereof.

[SIGNATURE PAGES FOLLOW]

Each of the parties has signed this Agreement to be effective as of the Closing Date.

BORROWERS:

WORTHINGTON STEEL, INC., an Ohio
corporation

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

GUARANTORS:

WORTHINGTON WSP, LLC, a Michigan
limited liability company

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

TEMPEL STEEL COMPANY, LLC, an
Illinois limited liability company

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President

T DO B, LLC, an Illinois limited liability
company

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

TEMPEL CANADA COMPANY, a Nova
Scotia company

By:	/s/ Michaune Tillman
Name:	Michaune Tillman
Title:	Secretary

TEMPEL DE MEXICO, S. DE R.L. DE C.V.,
a Mexican Sociedad de Responsabilidad
Limitada de Capital Variable

By:	/s/ Michaune Tillman
Name:	Michaune Tillman
Title:	Attorney-In-Fact

WORTHINGTON STEEL ROME, LLC, an
Ohio limited liability company

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

THE WORTHINGTON STEEL COMPANY,
LLC, an Ohio limited liability company

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

THE WORTHINGTON STEEL COMPANY,
an Ohio corporation

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

WORTHINGTON TAYLOR, LLC, a
Michigan limited liability company

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

CLEVELAND PICKLING, INC., a Delaware
corporation

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

WS MEXICO HOLDINGS, LLC, an Ohio
limited liability company

By:	/s/ Timothy A. Adams
Name:	Timothy A. Adams
Title:	Vice President, Chief Financial Officer

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

AGENT AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, As Lender and as Agent

By: Name: Title:	/s/ Timothy Swiss Timothy Swiss Senior Vice President

The Tower at PNC Plaza, 14th Floor 300 Fifth Avenue Pittsburgh, PA 15222

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

BANK OF AMERICA, N.A. As Lender

By:	/s/ Matthew Bourgeois
Name:	Matthew Bourgeois
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

CITIBANK, N.A. As Lender

By:	/s/ Jeff Royston
Name:	Jeff Royston
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

WELLS FARGO BANK, N.A. As Lender

By:	/s/ Michael Matranga
Name:	Michael Matranga
Title:	Director

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION, As Lender

By:	/s/ Matthew Kasper
Name:	Matthew Kasper
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

CIBC BANK USA As Lender

By:	/s/ James Belletire
Name:	James Belletire
Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

FIRST NATIONAL BANK OF PA As Lender

By:	/s/ Richard T. Waino
Name:	Richard T. Waino
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

FIFTH THIRD BANK, NATIONAL ASSOCIATION As Lender

By:	/s/ Paul Vitti
Name:	Paul Vitti
Title:	Managing Director

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

THE NORTHERN TRUST COMPANY As Lender

By:	/s/ Andrew D. Holtz
Name:	Andrew D. Holtz
Title:	Senior Vice President

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

GOLDMAN SACHS BANK USA As Lender

By:	/s/ Andrew Vernon
Name:	Andrew Vernon
Title:	Authorized Signatory

[SIGNATURE PAGE TO REVOLVING CREDIT AND SECURITY AGREEMENT]

Schedule 1.1

Commitments

Lender	Revolving Commitment Amount	Revolving Commitment Percentage
PNC Bank, National Association	$105,000,000	19.09%
Bank of America, N.A.	$90,000,000	16.36%
Citibank, N.A.	$90,000,000	16.36%
Wells Fargo Bank, N.A.	$90,000,000	16.36%
U.S. Bank, N.A.	$35,000,000	6.36%
CIBC Bank USA	$35,000,000	6.36%
First National Bank of Pennsylvania	$35,000,000	6.36%
Fifth Third Bank, N.A.	$25,000,000	4.55%
The Northern Trust Company	$25,000,000	4.55%
Godman Sachs Bank USA	$20,000,000	3.64%
Total	$550,000,000.00	100%